SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2011

To the Stockholders of Sequenom, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on June 15, 2011 at 9:00 a.m. local time at the corporate headquarters of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	to elect Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Richard A. Lerner, Ronald M. Lindsay and David Pendarvis as directors to hold office until the annual meeting of stockholders in 2012;

2.	to approve amendments to the Company’s 2006 Equity Incentive Plan and reapproval of the Internal Revenue Code §162(m) performance criteria and award limits for the 2006 Equity Incentive Plan;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

4.	to indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

5.	to ratify our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	to conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the annual meeting is April 18, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Harry F. Hixson, Jr.

Chairman of the Board of Directors

and Chief Executive Officer

San Diego, California

April 25, 2011

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY MAILED TO YOU, OR VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PAGE

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1

PROPOSAL 1—ELECTION OF DIRECTORS	6

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN AND REAPPROVAL OF THE INTERNAL REVENUE CODE § 162(M) PERFORMANCE CRITERIA AND AWARD LIMITS FOR THE 2006 EQUITY INCENTIVE PLAN	18

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	29

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION	30

PROPOSAL 5—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33

EXECUTIVE COMPENSATION	35

CERTAIN TRANSACTIONS	59

HOUSEHOLDING OF PROXY MATERIALS	60

AVAILABLE INFORMATION	60

OTHER MATTERS	60

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

June 15, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 2, 2011 to all shareholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 12, 2011.

What am I voting on?

There are five matters scheduled for a vote at the annual meeting:

•

Election of Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Richard A. Lerner, Ronald M. Lindsay and David Pendarvis as directors to hold office until the annual meeting of stockholders in 2012;

•

Approval of the Company’s 2006 Equity Incentive Plan, as amended, to (i) increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares, (ii) extend the plan’s termination date until April 14, 2021, and (iii) reapprove the plan’s performance criteria and award limits for purposes of Internal Revenue Code § 162(m);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2011 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 99,012,829 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 18, 2011 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the proxy card or vote on the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 18, 2011 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or on the internet as instructed below, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 14, 2011 to be counted.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 18, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” approval of the 2006 Equity Incentive Plan, as amended, “For” the advisory approval of executive compensation, “For” one year as the preferred frequency of advisory votes to approve executive compensation and “For” the ratification of our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2011. If any other matter is properly presented at the meeting, your proxy will vote your shares using his best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

•	You may send a written notice that you are revoking your proxy to Sequenom’s Assistant Secretary at 3595 John Hopkins Court, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank to change your vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, in the election of directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. For Proposal 4, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation.

How many votes are needed to approve each proposal?

•

For the election of directors, the seven nominees receiving the most “For” votes from the shares present and entitled to vote at the annual meeting, either in person or by proxy, will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2 to approve the Company’s 2006 Equity Incentive Plan, as amended, to (i) increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares, (ii) extend the plan’s termination date until April 14, 2021, and (iii) reapprove the plan’s performance criteria and award limits for purposes of Internal Revenue Code § 162(m), must receive “For” votes from a majority of the shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

For Proposal 4, the advisory vote on the frequency of shareholder advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the shareholders. Abstentions and Broker non-votes will have no effect.

•

To be approved, Proposal 5 to ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 must receive “For” votes from a majority of the shares present either in person or by proxy and entitled to vote at the annual meeting. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 18, 2011, the record date, there were 99,012,829 shares outstanding and entitled to vote. As a result 49,506,415 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our officers, employees and directors may also solicit proxies in person, by telephone or by other means of communication. Officers, employees and directors will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2012 annual meeting of stockholders is January 3, 2012. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by January 3, 2012. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Assistant Secretary, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members and is not classified. Each director serves for a one-year term. At the annual meeting, the term of office of all directors will expire.

The Nominating and Corporate Governance Committee of the Board of Directors has nominated Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Richard A. Lerner, Ronald M. Lindsay and David Pendarvis for election to the Board of Directors. Each of the nominees is currently a director of the Company who was previously elected by the stockholders. If re-elected at the annual meeting, each nominee would serve until the 2012 annual meeting and his or her successor is elected and qualified.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Afting, Dr. Buechler, Mr. Fazio, Dr. Hixson, Dr. Lerner, Dr. Lindsay and Mr. Pendarvis. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by such proxies will be voted for the election of any substitute nominee proposed by the Nominating and Corporate Governance Committee. Each of the nominees has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Nominees for Election for a One-year Term Expiring at the 2012 Annual Meeting

Ernst-Günter Afting, Ph.D., M.D.

Dr. Afting, 68, has served as a director since 1996. From 1995 until his retirement in 2006, Dr. Afting served as President and Chief Executive Officer of the National Research Center for Environment and Health, GSF-National Research Center for Environment and Health GmbH, a governmental research center in Munich, Germany. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris, a pharmaceutical company. He was also a member of the board of the Pharmaceutical Division of Hoechst Group from 1984 to 1993 and was chairman and Chief Executive Officer of the Divisional Pharmaceutical Board of Hoechst from 1992 to 1993. Dr. Afting was a member of the Advisory Committee on Science and Technology to German Chancellor Helmut Kohl from 1996 to 1997 and from 1996 to 2005 was a member of the German National Advisory Committee on Health Research to the State Secretaries of Science, Technology and Health. Dr. Afting has been a member of the medical faculty at the University of Goettingen since 1985. Dr. Afting currently serves on the boards of Intercell AG, Enanta Pharmaceuticals, Inc., and Olympus Europa GmbH. He received his Ph.D. in Chemistry and M.D. from the University of Freiburg/Breisgau, Germany.

The Nominating and Corporate Governance Committee believes that Dr. Afting’s business experience, including his extensive experience as a medical researcher, his service on governmental advisory committees and other public company boards and his experience and expertise in international medical and business matters, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.

Kenneth F. Buechler, Ph.D.

Dr. Buechler, 57, has served as a director since December 2009. Dr. Buechler was President and Chief Scientific Officer of Biosite Incorporated, a provider of diagnostic products and antibody development technologies, from 2003 to 2007, and prior to that was a co-founder and held roles as Director of Chemistry and

Vice-President of Research and Development from 1988 to 2003. Prior to forming Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated, a biotechnology company located in San Diego. Dr. Buechler serves on the boards of Quidel Corp., Sotera Wireless Inc., Adnavance Inc., and Astute Medical Inc. Dr. Buechler received his Ph.D in biochemistry from Indiana University.

The Nominating and Corporate Governance Committee believes Dr. Buechler’s business experience in diagnostics research and as a co-founder and executive officer of Biosite, including the successful development of a number of diagnostic products, and his service on other public company boards combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.

John A. Fazio

Mr. Fazio, 67, has served as a director since 2007. Mr. Fazio is a former senior general practice partner of PricewaterhouseCoopers, a global accounting and professional services company. Mr. Fazio retired from PricewaterhouseCoopers in 2000 following 35 years of service during which he held a variety of senior positions in accounting, auditing, consulting, and administration at PricewaterhouseCoopers. Currently, Mr. Fazio serves on the Board of Directors of Heidrick & Struggles International, Inc. Mr. Fazio served on the Board of Directors of Imclone Systems, Inc. from February 2003 until April 2006, and served on the Board of Directors of Dendrite International, Inc. from March 2003 until August 2007. Mr. Fazio is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants and holds an M.A. from Ohio State University.

The Nominating and Corporate Governance Committee believes that Mr. Fazio’s knowledge and understanding of accounting and finance, his service in senior management positions at a leading public accounting firm, and his service on other public company boards combined with his business acumen and judgment provide our Board with valuable accounting, financial and operational expertise and leadership skills.

Harry F. Hixson, Jr., Ph.D.

Dr. Hixson, 72, has served as our Chief Executive Officer since September 2009. Dr. Hixson has served as Chairman of the Board of Directors since 2003. He recently served as a director of BrainCells, Inc., from December 2003 to February 2011, where he also served as Chief Executive Officer from July 2004 until September 2005. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, Inc., a biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He served as President and Chief Operating Officer of Amgen Inc., and as a member of its board of directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. Dr. Hixson also is a director of Arena Pharmaceuticals, Inc., and from September 2006 until May 2010 served as a director of Infinity Pharmaceuticals, Inc., and from February 2009 until September 2010 served as a director of Novabay Pharmaceuticals. Dr. Hixson received his Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

The Nominating and Corporate Governance Committee believes Dr. Hixson’s business experience, including his extensive experience as an executive officer of biopharmaceutical companies and his service on various public company boards, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.

Richard A. Lerner, M.D.

Dr. Lerner, 72, has served as a director since 2007. Dr. Lerner has been President of the Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, and the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner currently serves as a director of Kraft Foods, Inc., Opko Health, Inc., Xencor, Inc., and IntraCellular Therapies. Dr. Lerner received his M.D. from Stanford Medical School.

The Nominating and Corporate Governance Committee believes that Dr. Lerner’s business experience as a research scientist and executive officer, including his service as a director of other public companies, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.

Ronald M. Lindsay, Ph.D.

Dr. Lindsay, 63, has served as our Executive Vice President of Research and Development since August 2010 and previously served as our interim Senior Vice President of Research and Development from September 2009 until August 2010. Dr. Lindsay has served as a member of our Board of Directors since 2003. He currently operates Milestone Consulting, a biopharmaceutical consulting firm. Dr. Lindsay served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc., and HistoRx Inc. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

The Nominating and Corporate Governance Committee believes that Dr. Lindsay’s business experience including as an executive officer and research scientist, and his service on other public company boards combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership skills.

David Pendarvis

Mr. Pendarvis, 52, has served as a director since December 2009. Mr. Pendarvis is Senior Vice President of Organizational Development, Global General Counsel and Secretary of ResMed Inc., a medical device company focused on sleep-disordered breathing. He has been with ResMed since 2002. From 2000 until 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP. Until 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis received his J.D. from the University of Texas School of Law and his M.S. in executive leadership from the University of San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Pendarvis’ experience as an executive officer at a medical device company and as an attorney, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership skills.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE IN FAVOR OF EACH NAMED NOMINEE.

Vacancies on the Board of Directors

Vacancies on the Board of Directors may be filled only with the approval of at least two-thirds of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve until the next annual meeting of stockholders and the director’s successor is elected and qualified.

Independence of the Board of Directors

As required under applicable Nasdaq Marketplace Rules, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect time to time. We require each independent director of the Board of Directors to annually certify, in writing, to the Chair of the Nominating and Corporate Governance Committee that he or she is independent under the Nasdaq Marketplace Rules and to immediately inform the Board of Directors of any change in his or her independent status.

Consistent with these considerations, after review of all relevant transactions and relationships between each director or any of his or her family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors who served in 2010 were independent directors within the meaning of the applicable Nasdaq Marketplace Rules, except for Dr. Hixson, our current Chief Executive Officer, and Dr. Lindsay, our Executive Vice President of Research and Development. Additionally, the Board of Directors affirmatively determined that Charles R. Cantor, our Chief Scientific Officer, who served as a director until our 2010 annual meeting of shareholders, was not an independent director within the meaning of the applicable Nasdaq Marketplace Rules.

As required under applicable Nasdaq Marketplace Rules, in 2010 our independent directors met in regularly scheduled executive sessions at which only independent directors were present. In 2009 we also adopted a policy that following each regular meeting of the Board of Directors, the independent directors are required to hold an executive session without the attendance or participation of our Chief Executive Officer or any other officer or employee.

In 2009 we also adopted a policy prohibiting our directors from serving on the Board of Directors of more than four public or private for-profit companies (not including Sequenom or any of our subsidiaries or affiliates).

Board Leadership Structure

Our Board of Directors is currently chaired by our Chief Executive Officer, Dr. Hixson. The Board has also appointed Dr. Lerner as lead independent director.

As a general policy, our Board of Directors believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. Until September 2009, the positions of Chairman of the Board and Chief Executive Officer were held by different individuals. In September 2009, our Board of Directors appointed Dr. Hixson as Chief Executive Officer given his knowledge of the Company and business experience. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to be held by two individuals once Dr. Hixson completes his service as Chief Executive Officer.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.

In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit risks and liquidity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. During 2010 the Audit Committee reviewed and discussed reports from management, independent auditors and other committees with respect to accounting and financial controls, assessment of business risks and certain matters related to legal and ethical compliance programs. Our Nominating and Corporate Governance Committee develops and monitors the effectiveness of our corporate governance policies and principles, including oversight of risks associated with potential conflicts of interest. Our Compensation Committee reviews and approves individual and corporate performance goals, advises the Board regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Science Committee advises the Board regarding risks associated with our technological and scientific research, monitors the sufficiency of laboratory controls and procedures, assesses procedures for the conduct of research and development and clinical studies and oversees external review of our research and development programs.

Continuing Education

In 2009 we adopted a policy requiring new directors to participate in an initial orientation program upon election to the Board of Directors and in regular continuing education programs thereafter, in order that they fully understand their directorial responsibilities and can faithfully fulfill their fiduciary duties. This continuing education, outlining the essential elements of best corporate governance practices and informing directors of new developments in this area, is conducted by our general counsel or otherwise by a designated outside counsel with corporate governance expertise.

Meetings of the Board of Directors

The Board of Directors met 13 times during 2010. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Attendance at Annual Meetings

We have adopted a policy of inviting and strongly encouraging our directors and nominees for director to attend our annual meetings of stockholders. All seven directors attended our annual meeting in 2010.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Investors” on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

Communication with the Board of Directors

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Assistant Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email to “board@sequenom.com”. The Assistant Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found in the IR Contacts section under “Investors” on our website at www.sequenom.com.

Board Committees

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science Committee. The following table provides current membership and meeting information for 2010 for each of the standing committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Science
Ernst-Gunter Afting	X				X	*	X
Kenneth F. Buechler(1)			X				X	*
Harry F. Hixson, Jr.
John A. Fazio(2)	X	*			X
Richard A. Lerner(3)			X		X		X
Ronald M. Lindsay(4)							X
David Pendarvis(5)	X		X	*
Total meetings in 2010	7		12		5		4

*	Current Committee Chair
(1)	Dr. Buechler was appointed to the Compensation Committee in August 2010 and was appointed chair of the of the Science Committee in June 2010. Dr. Buechler served on the Nominating and Corporate Governance Committee from March 2010 until August 2010.
(2)	Mr. Fazio was appointed to the Nominating and Corporate Governance Committee in August 2010. Mr. Fazio served on the Compensation Committee until August 2010.
(3)	Dr. Lerner served as chair of the Compensation Committee until August 2010.
(4)	Dr. Lindsay served as chair of the Science Committee until June 2010.
(5)	Mr. Pendarvis was appointed to the Audit Committee in June 2010 and was appointed chair of the Compensation Committee in August 2010.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Nominating and Corporate Governance Committee

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Afting (chair), Mr. Fazio, and Dr. Lerner. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors; reviewing and evaluating incumbent directors; selecting candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors; evaluating and establishing policies prohibiting the purchase of financial instruments designed to hedge against market risk; and overseeing corporate governance matters. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long term interests of our stockholders. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long term interests of stockholders. In conducting this assessment, the Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable Nasdaq and SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. During 2010, the Nominating and Corporate Governance Committee did not utilize or pay a fee to a third party to assist in the process of identifying and recruiting director candidates; however it may engage a third party for assistance in the future.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee

Three directors comprise the Audit Committee: Mr. Fazio (chair), Dr. Afting and Mr. Pendarvis. The Audit Committee oversees our corporate accounting and financial reporting process, the systems of internal control over financial reporting and disclosure controls and procedures. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; receives and reviews at least annually written statements from the independent registered public accounting firm affirming their independence and delineating their relationships with us or our employees with financial oversight roles that may reasonably be thought to bear on independence; confers with management and the independent registered public accounting firm regarding any fraud, whether or not material, that includes management or other employees who have any significant role in our internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls; confers with management to ensure that adequate and effective processes are in place to maintain disclosure controls and procedures that ensure that information we are required to disclose are recorded, processed, summarized and reported accurately and within the applicable time periods and that such information is accumulated and communicated to management, as appropriate, to allow for timely decisions regarding required disclosure; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves or rejects related-person transactions; reviews and approves the disclosures to be included in our periodic reports on Form 10-K and Form 10-Q; and discusses with management and the independent registered public accounting firm the results of the annual audit and our quarterly financial statements. We have adopted a policy requiring the Audit Committee to hold executive sessions with our independent auditor and our financial management team as a routine item. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded only to the Chair of the Audit Committee and designated outside counsel to the Company. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under “Investors” on our website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members who served on the Audit Committee in 2010 were independent (as independence is currently defined in Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Fazio qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Fazio’s level of knowledge and experience based on a number of factors, including his formal education and experience.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee

John A. Fazio

Ernst-Günter Afting

David Pendarvis

Compensation Committee

Three directors comprise the Compensation Committee: Mr. Pendarvis (chair), Dr. Buechler and Dr. Lerner. The Compensation Committee establishes our executive compensation philosophy and reviews and approves our overall compensation strategy and policies. All members who served on the Compensation Committee in 2010 were independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)). The Compensation Committee’s charter may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. The functions of the Compensation Committee include, among other things:

•	reviewing the compensation and other terms of employment of our Chief Executive Officer and recommending such compensation and items to the Board of Directors for its approval;

•	reviewing and approving the compensation and other terms of employment of the other executive officers;

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us; and

•	administration of our equity incentive and stock purchase plans and other benefit plans and programs.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and other filings.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets in person in connection with regularly scheduled meetings of the Board of Directors at least five times annually and holds meetings with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority in its sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor at the Company’s expense and shall be directly responsible for the appointment, compensation and oversight of the work of such advisors and will review the independence of such advisors prior to appointment, as required by SEC rules and regulations.

Under its charter, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Mr. Pendarvis, Dr. Lerner and Dr. Buechler meets these requirements. Under its charter, the Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers; for overseeing the overall compensation strategy for the Company; evaluating risks and consequences associated with the Company’s compensation policies and practices; establishing policies with respect to stockholder advisory votes on our executive compensation and the frequency of such advisory votes; reviewing and approving the terms of employment agreements, severance arrangements change-of-control protections and any compensatory arrangement; and for administering the Company’s benefit plans. The Committee provides guidance with respect to the purpose and principles behind the company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans and programs, and reviews executive officer compensation. The Compensation Committee annually evaluates the performance and determines the compensation of the executive officers of the Company (other than the Chief Executive Officer) based upon a mix of factors including the achievement of corporate goals, achievement of individual goals, overall individual performance, and comparisons with other biotechnology companies selected based on size and competition for talent. The Compensation Committee also works with the Board of Directors to evaluate our Chief Executive Officer’s performance, and the Board of Directors determines the compensation of our Chief Executive Officer. The Chief Executive Officer was not present during the voting or deliberations by the Compensation Committee or the Board of Directors regarding his compensation.

Historically, the Compensation Committee has typically made adjustments to annual compensation, determined bonus and equity awards and set new performance objectives consistent with the performance goals established by the Board of Directors at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, each year our Board of Directors with input from our executive officers, defines measurable performance goals for the Company. Based upon these performance goals, our Compensation Committee, with input from our Board of Directors, weights each goal in view of each goal’s overall importance to the Company and establishes incentive compensation parameters that reward achievement of those goals. The Compensation Committee’s process comprises two related elements: the determination of specific individual compensation levels and the establishment of performance objectives for the Company and the executives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee members and the other independent non-employee members of the Board of Directors. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of current Company-wide compensation levels, and opinions, recommendations, and/or data from any compensation consultant that the Compensation Committee may have retained, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2010 as well as additional information regarding the role of the Compensation Committee and its processes and procedures are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks And Insider Participation

During 2010, the following directors served as members of the Compensation Committee: Mr. Pendarvis, Dr. Buechler, Dr. Lerner and Mr. Fazio. Additionally, Kathleen M. Wiltsey served as a director and as a member of the Compensation Committee until our 2010 annual meeting of shareholders. No member of the Compensation Committee has ever been our officer or employee nor has anyone who was a member in 2010 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation Committee

David Pendarvis

Kenneth F. Buechler

Richard A. Lerner

Science Committee

Our Board of Directors established the Science Committee and its charter in November 2009. The Science Committee currently consists of Dr. Buechler (chair), Dr. Lindsay, Dr. Afting and Dr. Lerner. The functions of the Science Committee include, among other things, evaluating the short and long term soundness and risks associated with the technology in which we are investing research and development efforts; providing strategic advice and making recommendations to our Board of Directors regarding prioritizations and resources related to current and planned research and technology initiatives; providing strategic advice to our Board of Directors regarding emerging science and technology issues and trends; reviewing, evaluating and reporting to our Board of Directors regarding the performance of our research leaders in achieving long term strategic goals and objectives and the quality, direction and competitiveness of our research and development programs; providing guidance on the recruitment and retention of scientific talent; reviewing with our management the sufficiency of our employee training in scientific processes, our laboratory controls and procedures, including procedures for the conduct of research and development and clinical studies, and the procedures for the storage and management of samples for testing; reviewing the sufficiency of external review of our research and development programs; providing oversight of our technology and intellectual property portfolios, including our pipeline of research and development programs and projects; reviewing our approaches to acquiring and maintaining a range of distinct technology positions; and advising our Board of Directors regarding the scientific merit of technology or products involved in licensing and acquisition opportunities.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL 2

APPROVAL OF THE COMPANY’S 2006 EQUITY INCENTIVE PLAN, AS AMENDED, TO (I) INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK

AVAILABLE FOR ISSUANCE UNDER SUCH PLAN BY 4,000,000 SHARES, (II) EXTEND THE PLAN’S TERMINATION DATE UNTIL APRIL 14, 2021, AND (III) REAPPROVE THE PLAN’S PERFORMANCE CRITERIA AND AWARD LIMITS FOR PURPOSES OF INTERNAL REVENUE CODE § 162(M)

In April 2006, the Board adopted, and our stockholders subsequently approved, our 2006 Equity Incentive Plan (the “2006 Plan”), which initially included a reserve of (i) 3,500,000 shares, plus (ii) the number of shares that remained available for issuance under our 1999 Stock Incentive Plan (the “1999 Plan”), plus (iii) the number of shares subject to any stock awards under the 1999 Plan that terminated or were forfeited or repurchased and would otherwise have been returned to the share reserve under the 1999 Plan. In March 2008, the Board approved, and in May 2008 our stockholders approved a 1,500,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. As of April 1, 2011 (excluding the Additional Pool, as defined below) we had 1,016,894 shares (plus any shares that might in the future be returned to the 2006 Plan as a result of cancellation, expiration, or forfeit of outstanding stock awards) available for future grant under the 2006 Plan. There were 8,296,974 shares of our common stock reserved for issuance under the 2006 Plan as of April 1, 2011 (excluding the Additional Pool, as defined below) and up to an additional 454,294 shares subject to outstanding stock awards under the 1999 Plan that may return to the 2006 Plan share reserve in the future. As of April 1, 2011, we have 325,550 shares available for issuance under our New Hire Equity Incentive Plan. As of April 1, 2011, 888,349 shares of restricted stock and restricted stock units and options to purchase 7,788,764 shares had been granted and were outstanding under all plans and have a weighted average term of 7.7 years and a weighted average exercise price of $7.69. These options represent in aggregate all options outstanding under all past and present plans.

On April 15, 2011, the Board approved an additional 4,000,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. The increase is referred to as the “Additional Pool.” The Board also approved an extension of the expiration date of the 2006 Plan to April 14, 2021. The Board believes the amendment of the 2006 Plan is necessary to ensure that the number of shares remaining available for issuance under the 2006 Plan is sufficient, in light of our current capitalization, to allow us to continue to attract and retain the services of talented individuals essential to our long term growth and financial success. We rely significantly on equity incentives in the form of stock awards to attract and retain key employees, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other employees. We grant options or other stock awards to newly hired or continuing employees based on both competitive market conditions and individual performance.

By submitting the 2006 Plan, as amended, to our stockholders for approval we are also seeking to be able to continue to grant awards to our key officers that qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), as described below.

Section 162(m) of the Code denies a tax deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. Our covered employees are our Chief Executive Officer and our three highest compensated officers disclosed in our proxy (but not our Chief Financial Officer). If compensation qualifies as “performance based” for Section 162(m) purposes, a corporation may deduct it for federal income tax purposes even if it exceeds $1 million in a single year. In order to permit us to grant future awards under the 2006 Plan to our covered employees that qualify as performance based compensation for Section 162(m) purposes, our stockholders must approve the provisions to the 2006 Plan that specify the types of performance criteria that may be used as performance factors under the 2006 Plan and its limitations on the maximum number of shares subject to any performance equity award and maximum dollar amount of any cash performance award that may be granted to any individual in any single year. If we do not seek re-approval of the Section 162(m) performance criteria and maximum award limitations of the 2006 Plan, it is possible that certain performance based compensation including compensation attributable to stock options that are granted to covered employees after the date of this annual meeting, when combined with all other types of compensation received by a covered employee from us may exceed the $1 million limitation in any given year.

Certain kinds of compensation, including qualified performance based compensation, are disregarded for purposes of the Section 162(m) $1 million deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, generally, compensation attributable to stock options and stock appreciation rights will qualify as performance based compensation, provided that, among other things, the maximum number of shares subject to the award that may be granted to any employee during a specified period is approved by the stockholders of the publicly held corporation (the “Section 162(m) Share Limit”). Compensation attributable to performance stock awards and performance cash awards may qualify as performance based compensation, provided that, among other things, the material terms of the performance goals and the maximum dollar amount of any cash performance award that may be granted to any individual in any single year (the “Section 162(m) Performance Goals” and, together with the Section 162(m) Share Limit, the “Section 162(m) Provisions”) are approved by the stockholders of the publicly held corporation before the compensation is paid. Under applicable tax law, shareholder approval of the Section 162(m) Provisions is only effective until the fifth annual stockholders’ meeting that follows such approval. The last time our shareholders approved the Section 162(m) Provisions of the 2006 Plan was at our 2006 Annual Meeting in connection with the 2006 Plan’s adoption. Therefore, the deadline for us to receive the Section 162(m) shareholder approvals described above is this annual meeting. We therefore are seeking approval of the 2006 Plan, as amended, including the Section 162(m) Provisions, at this annual meeting. If our stockholders do not approve this Proposal 2 at this annual meeting, following the annual meeting awards under the 2006 Plan to our covered employees will not qualify as performance based compensation under Section 162(m) of the Code.

Our Board of Directors believes that it would be in our best interests to allow for the grant of tax deductible stock options, stock appreciation rights, performance stock awards and performance cash awards and other qualified performance based compensation to our covered employees. As described below, performance based compensation and equity compensation are important elements of our executive compensation program that we believe are necessary to retain executive officers and to incentivize them to build long term stockholder value, and to align the interests of our executive officers with our stockholders.

Therefore, the Board of Directors believes that stockholder approval of the 2006 Plan, as amended, including the Section 162(m) Provisions, is in our best interest and is requesting stockholders to approve this Proposal 2. If our stockholders fail to approve this Proposal 2, the 2006 Plan will remain in effect, but the proposed 4,000,000 share reserve increase will not be effective and, after the annual meeting, awards under the 2006 Plan to our covered employees will not qualify as performance based compensation under Section 162(m) of the Code. The affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, either in person or by proxy, will be required to approve this Proposal 2. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether this proposal has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

Important Aspects of the 2006 Plan Designed to Protect our Stockholders’ Interests

While our Board of Directors is aware of and has considered the potential dilutive effect of additional stock awards and option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the proposed increase in available shares under the 2006 Plan is consistent with our executive compensation philosophy and the compensatory practices of other companies in our peer group.

The 2006 Plan includes certain provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•

Stockholder approval is required for additional shares. The 2006 Plan does not contain an annual “evergreen” provision. Thus, stockholder approval is required each time we need to increase the share reserve allowing our stockholders the ability to have a say on our equity compensation programs.

•

Repricing is not allowed. The 2006 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2006 Plan.

•

Submission of 2006 Plan amendments to stockholders. The 2006 Plan requires stockholder approval for material amendments to the 2006 Plan, including as noted above, any increase in the number of shares reserved for issuance under the 2006 Plan.

•

Flexibility in designing equity compensation scheme. The 2006 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and performance cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

•

Broad-based eligibility for equity awards. We grant equity awards to our employees company-wide. By doing so, we tie our employees’ interests with our stockholders’ interests and motivate our employees to act as owners of the business.

Description of the 2006 Equity Incentive Plan

The material features of the 2006 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2006 Plan. Stockholders are urged to read the actual text of the 2006 Plan in its entirety, which is set forth as Appendix A to this proxy statement.

Background and Purpose

The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The 2006 Plan was adopted to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this Proposal 2 is approved, the total number of shares of our common stock reserved for issuance under the 2006 Plan since inception will consist of:

•	13,313,868 shares; plus

•	the number of shares subject to any stock awards under the 1999 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 1999 Plan.

Eligibility

The persons eligible to receive awards under the 2006 Plan consist of our employees, directors and consultants. However, incentive stock options (“ISOs”) may be granted under the 2006 Plan only to our employees, including our officers who are employees.

Administration

The 2006 Plan is administered by the Board of Directors, which may in turn delegate authority to administer the plan to a committee. The Board of Directors has delegated administration of the 2006 Plan to the Compensation Committee. Subject to the terms of the 2006 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of options granted under the 2006 Plan. Subject to the terms of the 2006 Plan, the Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our other officers and employees. Such officer would be able to grant only the total number of stock awards specified by the Compensation Committee and such officer would not be allowed to grant a stock award to himself or herself. The Compensation Committee has delegated certain authority to a Non-Officer Stock Award Committee comprised of a single member, Dr. Harry Hixson. Dr. Hixson is entitled to grant stock awards to non-officers within specified parameters approved by the Compensation Committee.

The Board of Directors does not have the authority to (i) reduce the exercise price of any outstanding options or stock appreciation rights under the 2006 Plan, or (ii) cancel any outstanding options or stock appreciation rights under the 2006 Plan that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2006 Plan, unless the stockholders have approved such an action within a 12-month period preceding such an event.

Stock Options

Stock options are granted pursuant to stock option agreements and the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2006 Plan vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2006 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2006 Plan is determined by the Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by the Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonqualified stock options (“NSOs”). No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the 2006 Plan covering more than 1,666,666 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards are granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form permitted under applicable law; however, we settle payments due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by the Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right is determined by the Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by the Compensation Committee. In general, the term of stock appreciation rights granted under the 2006 Plan may not exceed ten years. Unless the terms of a recipient’s stock appreciation right agreement provide for earlier or later termination, if a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service.

Performance Awards

The 2006 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the 2006 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 1,666,666 shares of our common stock in the case of performance stock awards, or $1,000,000 in the case of performance cash awards.

In granting a performance award, the Compensation Committee sets a period of time, or a performance period, over which the attainment of one or more performance goals is measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Compensation Committee establishes the performance goals, based upon one or more pre-established performance criteria enumerated in the 2006 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee certifies (in writing) whether the performance goals have been satisfied.

Performance goals under the 2006 Plan are determined by the Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2006 Plan. The Compensation Committee and, pursuant to limited authority granted to it, the Non-Officer Stock Award Committee, has the authority to determine the persons to whom and the time or times at which such other stock awards are granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2006 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the 2006 Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

Plan Amendments

The Compensation Committee has the authority to amend or terminate the 2006 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2006 Plan as required by applicable law.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2006 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to or greater than the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2006 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the per share sales price is less than the fair market value of the share on the date of exercise of the option, then the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short term or long term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that later year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award rather than on the date of vesting. The amount of ordinary income to be recognized upon such election is equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2006 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2006 Plan.

Where the rights are granted with a strike price equal to or greater than the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash (or value of the other property received) will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may be delivered only upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability, a change of control or an unforeseeable emergency. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our Chief Executive Officer and our three highest compensated officers disclosed in our proxy (but not our Chief Financial Officer) as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance based compensation if (1) the award is granted by a committee of the Board of Directors consisting solely of “outside directors” (2) the stock award is granted, earned or exercisable only upon the achievement (as certified in writing by the committee) of an objective performance goal that was established in writing by the committee not later than the earlier of 25% of the performance period or 90 days after the beginning of the performance period and while the outcome is substantially uncertain, and (3) the material terms of the 2006 Plan under which the award is granted (including the business criterion or criteria upon which the performance goal is based and the maximum amount payable under the award) is approved by stockholders. A stock option or stock appreciation right may be considered “performance based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2006 Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

If our stockholders approve Proposal 2, we will be able to continue to grant awards to our key officers that qualify as performance based compensation under Section 162(m) of the Code.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		* Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,205,802		$7.63		3,315,818	(1)
Equity compensation plans not approved by security holders	—	(2)	—	(2)	150,000	(3)

Total	8,205,802		$7.63		3,465,818

(1)	Of the 3,315,818 shares available for issuance, 901,520 were reserved for issuance under our 1999 Employee Stock Purchase Plan (“ESPP”).
(2)	Excludes outstanding options and warrants that were acquired in conjunction with our acquisition of Gemini Genomics in 2001 and Axiom Biotechnologies in 2002. There are 3,067 options outstanding in connection with Axiom Biotechnologies at a weighted average exercise price of $12.06. In connection with our acquisition of Gemini Genomics, there are 37,351 options outstanding with a weighted average exercise price of $33.75.
(3)	Represents shares remaining available for issuance under our New-Hire Equity Incentive Plan, which was approved by our Board of Directors in February 2010. All of these shares were used in connection with a stock option grant in January 2011. In February 2011, our Board of Directors increased the share reserve under the New-Hire Equity Incentive Plan by 400,000 shares of common stock.

New Plan Benefits

As of the date of the attached Notice of Annual Meeting of Stockholders, no options or other stock awards have been granted on the basis of the 4,000,000 share increase for which stockholder approval is sought under this Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the Board of Directors believes, promote the creation of long term shareholder value and position the Company for long term success. As described more fully in the Compensation Discussion and Analysis, the mix of base pay, annual bonus and equity grants, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, shareholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, and for the reasons described below, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to our stockholders every year.

After careful consideration and dialogue with our stockholders, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including our practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

The Board of Directors and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2010 and 2009, by Ernst & Young LLP, our principal independent registered public accounting firm.

	2010 Actual Fees	2009 Actual Fees
Audit Fees(1)
Audit of consolidated financial statements and services associated with attestation of management’s assertion over internal controls required by Section 404 of Sarbanes Oxley Act	$734,592	$871,880
Timely quarterly reviews	$114,957	$125,000
SEC filings, including comfort letters, consents and comment letters	$177,000	$75,000
Accounting consultations on matters addressed during the audit or interim reviews	$—	$—

Total Audit Fees	$1,026,549	$1,071,880
Audit Related Fees(2)
Employee benefit plans	$—	—
Subsidiary statutory audits	$15,000	$45,000
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes Oxley Act	$—	—
Accounting consultation in connection with acquisitions	$—	—

Total Audit Related Fees	$15,000	$45,000

	2010 Actual Fees	2009 Actual Fees
Tax Fees(2)
Tax compliance services	$—	$—
Tax Planning	$—	—

Total Tax Fees	$—	$—

Total Fees	$1,041,549	$1,116,880

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Fiscal year 2010 audit fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Fiscal year 2010 tax compliance fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2010, none of the total hours expended on our financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such pre-approval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 8, 2011 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	10,163,943	10.3%

Visium Balanced Master Fund, LTD(3) 950 Third Avenue New York, NY 10022	8,960,764	9.1%

Directors and Executive Officers
Ernst-Günter Afting(4)	174,640	*
Allan T. Bombard(5)	85,104	*
Kenneth F. Buechler(6)	68,241	*
John A. Fazio(7)	109,480	*
Harry F. Hixson, Jr.(8)	527,950	*
Richard A. Lerner(9)	117,880	*
Ronald M. Lindsay(10)	386,110	*
Paul Maier(11)	41,406	*
David Pendarvis(12)	52,292	*
Dirk van den Boom(13)	124,095	*
All directors and executive officers as a group (16 persons)(14)	1,892,869	1.9%

*	Less than one percent.
(1)	This table is based upon information supplied by executive officers and directors and by principal stockholders on Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 98,996,204 shares outstanding on April 8, 2011 adjusted as required by SEC rules.

(2)	Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of our common stock held by BlackRock, Inc. No one person’s interest in our common stock held by BlackRock, Inc. is more than five percent of our total outstanding common stock.
(3)	By virtue of its position as investment manager to pooled investment funds, Visium Asset Management, LP (“VAM”) may be deemed to beneficially own the 8,960,764 shares of our common stock beneficially owned by the pooled investment vehicles. By virtue of its position as General Partner to VAM, JG Asset, LLC (“JG Asset”) may be deemed to beneficially own the 8,960,764 shares of our common stock beneficially owned by VAM. By virtue of his position as the Managing Member of JG Asset, Jacob Gottlieb (“Gottlieb”) may be deemed to beneficially own the 8,960,764 shares of our common stock beneficially owned by JG Asset. VAM, JG Asset and Gottlieb disclaim beneficial ownership as to the shares of our common stock, except to the extent of his or its pecuniary interests therein.
(4)	Includes 77,141 shares of common stock that Dr. Afting has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(5)	Includes 67,156 shares of common stock that Dr. Bombard has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(6)	Represents 50,391 shares of common stock that Dr. Buechler has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(7)	Includes 93,261 shares of common stock that Mr. Fazio has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(8)	Includes 520,145 shares of common stock that Dr. Hixson has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(9)	Represents 117,880 shares of common stock that Dr. Lerner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(10)	Includes 353,241 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(11)	Includes 3,906 shares of common stock that Mr. Maier has the right to acquire from us upon the vesting of restricted stock unit awards within 60 days after April 8, 2011.
(12)	Includes 40,000 shares of common stock that Mr. Pendarvis has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(13)	Includes 99,115 shares of common stock that Dr. van den Boom has the right to acquire from us upon the exercise of outstanding stock options within 60 days after April 8, 2011.
(14)	Includes the 1,422,236 aggregate shares of common stock referred to in footnotes (4) through (13) that such persons have the right to acquire from us upon the exercise of outstanding options and the vesting of restricted stock unit awards within 60 days after April 8, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership within 10 days after he or she becomes a beneficial owner, director or officer and reports of changes in ownership of our common stock and other equity securities within two business days after the transaction is executed. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following discussion covers the compensation arrangements for certain of our current executive officers who have been named in the Summary Compensation Table included in this proxy statement (the “NEOs”), and includes a general discussion and analysis of our executive compensation program as well as a series of tables containing specific compensation information. This discussion contains forward looking statements that are based upon our current executive compensation program, policies and methodologies. We may make changes in this program and these policies and methodologies in the future, and if made, we could have materially different compensation arrangements in the future.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. The major aspects of our executive compensation program include the following:

•

Strong Pay-for-Performance Principles: We do not provide our NEOs with guaranteed salary increases or non-performance based bonuses. Our NEOs are employed at will and are expected to demonstrate exceptional performance in order to continue serving as members of the executive team.

•

No Excessive Perquisites. We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax-gross ups for any executive perquisites.

•

Responsible Change in Control Compensation. Our Change in Control Severance Benefit Plan complies with corporate governance best practices – the benefits are limited to “double-trigger” payments that do not exceed two times base salary and target bonus and we do not provide any tax gross-ups.

•	No repricing without stockholder approval. Our current equity plans do not permit repricing of underwater stock options held by executives or other employees without stockholder approval.

Review of 2010

2010 was a turning point for us, and saw the achievement of many important goals. In our genetic analysis business, we launched our next-generation MassARRAY Analyzer for the research use only community, and realized an approximate 19% year-over-year growth. In our diagnostics business, in February our wholly-owned subsidiary, Sequenom CMM, introduced the fetal rhesus D genotyping laboratory developed test, and over the course of the year, Sequenom CMM increased market penetration and grew sales of its cystic fibrosis carrier screening laboratory developed test which had been launched in late 2009.

During 2010, we also reached important milestones toward the commercialization of our trisomy 21 laboratory developed test. In September, we completed our “locked-assay” study and in December launched our clinical validation study. In October we built, equipped and licensed our CLIA laboratory, located in San Diego, to support our planned trisomy 21 laboratory developed test launch. We also moved forward from a regulatory perspective by submitting our pre-IDE package to the FDA for our planned in-vitro diagnostic trisomy 21 test. Based on significant accomplishments and progress during the latter portion of 2009 and through mid 2010, two of our NEOs were promoted, Dr. Lindsay was promoted from Senior Vice President Research and Development to Executive Vice President Research and Development, and Dr. van den Boom was promoted from Vice President Research and Development to Senior Vice President Research and Development.

From a finance perspective, we achieved important goals during the year by successfully raising approximately $148.2 million in gross proceeds through two separate financing transactions. We also managed to resolve the majority of the legal issues we faced at the start of the year, including the settlement of our federal class action and derivative lawsuits.

As we progressed successfully during 2010, and because senior management salaries had not been increased since January 2009, the Compensation Committee approved increases to our senior management’s salaries, including two of our named executive officers, Drs. Bombard and van den Boom, effective as of July 1, 2010. The Compensation Committee sought to set base salaries for all executive officers in a target range between the 50th and 60th percentile, but with flexibility to approach up to or about the 75th percentile for exceptional performance, based on market data for executives with similar duties at similarly sized companies in the life sciences industry. The base pay for Dr. Hixson, Dr. Lindsay and Mr. Maier was not increased during 2010 due to the fact that their base salary amounts had been recently established when they were hired in late 2009.

Our Compensation Committee sought to award annual bonus payments based on bonus payment targets for all executive officers in a range between the 50th and 60th percentile, but with flexibility to exceed the 60th percentile for exceptional overall individual performance, based on market data for executives with similar duties at similarly sized companies in the life sciences industry. For 2010, our Compensation Committee determined that 85% of our 2010 corporate goals had been satisfied, and sought to award our executive officers for the achievement of Company-wide operating and strategic objectives and based on each officer’s overall individual performance. For Company and overall individual performance during 2010, the Compensation Committee awarded bonuses to our named executive officers in the following amounts: $236,194 for Dr. Hixson, $85,903 for Mr. Maier, $77,456 for Dr. Bombard, $110,431 for Dr. Lindsay, and $70,703 for Dr. van den Boom.

As a result of the Company’s failure to achieve its diagnostics revenue performance goal during 2010 prior grants of performance based restricted stock unit awards granted to our executive officers (and which were also granted to all employees) were determined by our Compensation Committee in January 2011 to have expired unvested.

Our Compensation Committee also awarded stock options to our executive officers based on a target range between the 50th and 75th percentile based on market data for executives with similar duties at similarly sized companies in the life sciences industry, which the Compensation Committee determined was a desirable target range to provide an extra incentive, without using additional cash, for retention and to increase alignment of the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company. The Compensation Committee also determined that the executive officers leading the Company’s diagnostic research and development efforts, namely Drs. Lindsay and van den Boom, warranted additional incentive to drive the Company’s progress and were awarded stock options (in the case of Dr. Lindsay a portion thereof being performance based and tied to specific laboratory developed test commercial launch milestones) above the 75th percentile, and as described further below.

2010 Chief Executive Officer compensation

As is the case with all of our executive officers, compensation for Dr. Hixson, our Chief Executive Officer, consists of three main components: base pay, an annual bonus program and a long term incentive program which uses stock options granted at fair market value and performance based vesting restricted stock unit awards, to provide longer term incentives through appreciation in our stock.

During 2010, Dr. Hixson’s base salary of $475,000 was not increased due to the fact that his base salary had been recently established in late 2009 when Dr. Hixson began his employment. Dr. Hixson’s 2010 base pay was below the 50th percentile of the level of pay for Chief Executive Officers at similarly sized companies in the life sciences industry. For 2010, Dr. Hixson’s target annual bonus was 50% of his base salary as provided for in our employment agreement with him. Based upon achievement of overall corporate goals as well as individual performance as determined by the Compensation Committee and the non-employee independent members of our Board of Directors, in February 2011 the Compensation Committee recommended and the independent directors approved a performance bonus for Dr. Hixson for 2010 in the amount of $236,194, or approximately 99% of his target bonus level. In October 2010, Dr. Hixson received a fully-vested option to purchase 59,520 shares of our common stock pursuant to the terms of his employment agreement. He received no other equity awards.

We also provide our Chief Executive Officer with the same package of employee benefits that are provided to all full time employees, including health insurance, group term life and disability insurance.

Executive compensation philosophy

Our Compensation Committee establishes the executive compensation philosophy for our Company. The Compensation Committee has designed our executive compensation program to help us achieve our goals and objectives, including:

•	aligning our executive compensation with our business objectives;

•	providing incentives based on our performance as measured against annual company goals set by our full Board of Directors as well as individual performance objectives;

•	attracting, retaining, motivating and rewarding executive officers (including the NEOs) and maintaining a cohesive management team comprised of individuals with substantial skill and experience; and

•	aligning the financial interests of our executives with the long term financial interests of our stockholders.

To accomplish these goals and objectives, we have created an executive compensation program comprised of three primary elements: base pay, an annual bonus program and a long term incentive program which uses equity awards. Our change in control severance benefit plan and deferred compensation plan are also important elements of our executive compensation program and these plans are discussed in more detail in the “Change in Control Severance Benefit Plan” section below, the “Nonqualified Deferred Compensation Plan” section below, and the “Post-Employment Payments” section below.

The Compensation Committee’s role in the executive compensation process

The Compensation Committee of our Board of Directors is currently comprised of three independent directors: Mr. Pendarvis (chair), Dr. Buechler and Dr. Lerner. The Committee has responsibilities delegated to it by our Board of Directors as set forth in the Charter of the Compensation Committee which may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. Among its responsibilities, the Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans, and programs, and reviews and, except for chief executive officer compensation, determines executive officer compensation. For chief executive officer compensation, our Compensation Committee provides a compensation recommendation to our non-employee independent directors of our Board during executive session and those members of our Board determine our chief executive officer’s compensation. The Committee also reviews its Charter each year. This evaluation was conducted by the Compensation Committee in November 2010.

Our Compensation Committee is actively involved in our executive compensation process. The Committee met twelve times during 2010. During these meetings the Committee explored various alternatives to portions of the executive compensation program in addition to its regular duties of monitoring and approving compensation levels, approving the terms of compensation arrangements for new executives, and reviewing corporate goals as they relate to executive compensation. In addition to these meetings, throughout 2010 our Chief Executive Officer, Vice President of Human Resources, and Compensation Committee members were involved in numerous discussions regarding compensation matters. The Compensation Committee maintains a calendar to make sure that selected matters (such as compensation strategy, base pay, variable pay, and equity awards) are reviewed on an annual basis.

With respect to the annual bonus program, our Board of Directors, with input from our executive officers, defines measurable performance goals and determines the importance of each goal for the Company each year. Our Compensation Committee considers input from the full Board of Directors, applies weighting to each goal in view of the overall importance of each goal to the Company, reviews its conclusions with the full Board of Directors, and establishes incentive compensation parameters that reward performance goal achievement.

Components of our executive compensation program

Our executive compensation program consists of three main components: base pay, an annual bonus program and a long term incentive program which uses stock options granted at fair market value and/or performance based vesting restricted stock unit awards, to provide longer term incentives through appreciation in our stock. In late 2009 we implemented an equity program utilizing performance based vesting restricted stock unit awards for employees across the company including our executive officers. We also provide our executive officers, including NEOs, with the same package of employee benefits that are provided to all full time employees, including health insurance, group term life and disability insurance. From time to time, our executive officers may receive additional perquisites, as discussed further below and referenced in the Summary Compensation Table.

We have selected each of the executive compensation components for the following reasons:

•

Taken as a whole, the components of the executive compensation program (base pay, annual bonus and equity grants) are comparable to the programs offered by other companies of our size in the life sciences industry; therefore, our program generally helps us attract new executive talent and retain, motivate, and reward the executives that we currently employ.

•

The annual bonus program rewards executives for the satisfaction of Company goals that are established by the full Board of Directors. Compensation under this program directly reflects the Company’s satisfaction of corporate objectives and reflects, other than for our Chief Executive Officer, individual overall performance in the opinion of our Chief Executive Officer and the Compensation Committee members. Evaluation of individual overall performance for our Chief Executive Officer is performed by the Compensation Committee members and our other non-employee independent directors of our Board in executive session deliberations without the Chief Executive Officer present. Payments under this type of program underscore our desire to have our executives focus their efforts on annual and longer-term company goals, and to take actions that maximize stockholder value. Our Compensation Committee rewards executives only in the event of satisfactory Company and individual performance.

•

Stock option and performance based restricted stock unit awards serve three purposes: first, they are a retention device, as the executive must continue employment with us to vest his or her options and to exercise the options to realize value and in the case of performance based vesting restricted stock unit awards, the executive must continue employment and the Company must realize certain performance goals for the awards to vest; second, they align the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company; and third, they allow us to attract and recruit new executives.

Role of our independent compensation consultant

For 2010 our Compensation Committee approved the engagement of an outside compensation consultant, Compensia, Inc. (“Compensia”), to assist the Compensation Committee with its compensation determinations for our executive officers and other employees. The Compensation Committee directed Compensia to provide its analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our compensation program for executive officers in order to better achieve our objectives. As part of its duties, Compensia provided the Compensation Committee with the following services:

•	reviewed and provided recommendations on composition of peer groups;
•	provided compensation data for similarly situated executive officers at our peer group companies;
•

conducted a review of the compensation arrangements for our executive officers, including providing advice on our annual management bonus plan and performance based vesting restricted stock unit program and a review of our executive change of control arrangements;

•	conducted a review of the relationship between our executive compensation arrangements and Company performance; and
•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

In 2010, Compensia also provided Board pay structure consulting services to the Nominating and Corporate Governance Committee of the Board. Compensia did not provide any other services to the Company in 2010. Compensia is engaged at the direction of the Compensation Committee and the Nominating and Corporate Governance Committee and the Company pays the cost for Compensia’s services.

How the amount of each component of compensation is determined

Base Pay

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a majority of their compensation “at risk”. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our executives. Therefore, base salaries need to be at levels that are competitive with salaries provided by our peer group companies.

The Compensation Committee reviews the base salary of each of our executive officers on an annual basis. Although this review typically occurs at the beginning of each calendar year, for 2010 the review was performed mid-year following our resolution of a majority of our legal issues that we faced at the beginning of the year and our completion of a successful financing. It is the Compensation Committee’s intent to maintain base salary and annual target bonus levels for executives at approximately the 50th to 60th percentile of the level of pay for executives with similar duties at similarly sized companies in the life sciences industry, but with flexibility to approach up to or about the 75th percentile as may be needed to recruit or retain certain key executives. The 50th to 60th percentile was chosen as a base salary target by the Compensation Committee in order to balance our needs to be able to recruit exceptionally talented executives and to be competitive in the market, with our need to preserve cash and limit expenditures in view of our limited financial resources.

Each year, the Compensation Committee reviews the annual salaries for each of the Company’s executive officers, considering whether existing base salary levels continue to be at or close to the 50th percentile for the Company’s peer group companies. In addition to considering the peer group data, the Compensation Committee may, but does not always, also consider other factors, including the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, and whether the Compensation Committee is generally satisfied with an executive’s past performance and expected future contributions.

For purposes of evaluating 2010 base salaries for each of our executives, in mid 2010 Compensia benchmarked our then current executive salaries against the Radford Global Life Sciences Compensation Report for companies with 150-500 employees and a peer group list of life sciences industry companies generated by our consultant including companies with between $20 million and $100 million in annual revenues and market capitalizations of between $250 million and $750 million. In mid 2010 our Compensation Committee reviewed the proposed peer group companies with Compensia and approved a final peer group. The peer group companies changed compared to the peer group for the prior year and included Abaxis, Alnylam Pharmaceuticals, Ardea Biosciences, BioCryst Pharmaceuticals, Dyax, Immunomedics, Inspire Pharmaceuticals, Isis Pharmaceuticals, Luminex, Micromet, Momenta Pharmaceuticals, Osiris Therapeutics, Pain Therapeutics, Questcor Pharmaceuticals, Sangamo Biosciences, Targacept, and Xenoport. The peer group was used for our base pay, annual bonus, and equity award elements of executive compensation. The peer group includes numerous biopharmaceutical companies, an industry segment with overlapping skill sets and in which we compete for human resources.

In July 2010, Compensia reported the benchmarking results to the Compensation Committee, our Chief Executive Officer, and our Vice President of Human Resources. In consideration of Compensia’s benchmarking data, our Chief Executive Officer presented the Compensation Committee with proposals for an annual base pay increase for our executive officers employed as of January 1, 2010 except for himself, Mr. Maier, and Dr. Lindsay. Factors included in our Chief Executive Officer’s proposals to the Committee were the current executive salaries compared against the 50th percentile data, general industry information which established an average merit increase per year of approximately 3.2%, and specific employee performance, progress against goal achievement, and contribution to overall corporate performance and goal achievement. In view of the data and input provided by Compensia and the recommendations by our Chief Executive Officer (such recommendations only with respect to his direct reports), the Committee focused on various factors, including individual and corporate performance, the competitive market for the particular position, levels of responsibility, prior experience, breadth of industry knowledge and the relative pay for the position in the marketplace (as evidenced by the data provided by Compensia). Increases in base pay and differences in increases among the executives were related to individual performance, particular department performance, internal pay equity, and survey information. Amounts realized in a prior year from annual bonuses or equity awards are a factor in determining current year base pay increases. The Committee then established the base pay for our executives. When the Committee discussed or evaluated compensation for our Chief Executive Officer, the Compensation Committee met in executive session without our Chief Executive Officer present.

In August 2010, the Compensation Committee approved increases to our senior management’s salaries, including two of our NEOs, effective as of July 1, 2010. In consideration of the factors described above, on average, the base pay approved by the Compensation Committee for all of the executive officers was in a range between the 50th and 60th percentile based on the market data provided by Compensia, and the percentage increase in base salary for each NEO then employed was as follows:

Dr. Bombard	2.5%
Dr. van den Boom	10%

The base pay for Dr. Hixson, Mr. Maier, and Dr. Lindsay was not increased at this time due to the fact that their base salary amounts had been recently established in late 2009 when they began their employment. Base pay for Drs. Hixson, Bombard (after the increase noted above), and Lindsay were each below the 50th percentile, and for Mr. Maier and Dr. van den Boom (after the increase noted above and in connection with his promotion to Senior Vice President Research and Development ) their base pay was between the 60th and 75th percentile.

Annual Bonus

In addition to earning a base salary, our executive officers are eligible to earn additional compensation through annual (that is, short term) variable bonuses typically comprised of cash and/or restricted stock or stock units. The variable bonuses are intended to motivate executives to achieve Company-wide operating and/or strategic objectives, and to work at the highest levels of their individual abilities.

We maintain target levels for annual bonus awards. Target levels are expressed as a percentage of base salary. Compensia reported benchmarking survey market data to the Compensation Committee for target annual bonuses as a percent of annual base salary for the executives. Our Chief Executive Officer generally provides input to the Committee on recommended target annual bonuses for the executives who report to him. In determining target levels, the Committee considers the benchmarking information provided by Compensia, the input from our Chief Executive Officer, any minimum target level obligation set forth in the Company’s written employment or letter agreements with the executives, the experience of the particular executive, the executive’s authority and responsibility, the value of the particular executive to our Company as a whole and to our Company’s key business initiatives.

Combined annual base salary and target bonus levels at or about the 50th to 60th percentile was chosen by the Committee as the target in order to balance our needs to be able to recruit exceptionally talented executives and to be competitive in the market, with our desire to reduce cash burn. This is reflective of the Committee’s recognition of the Company’s financial position and desire to emphasize cash management and to achieve a balance between lower cash and higher equity awards to achieve competitive overall packages. The target annual bonus for each of the NEOs for 2010 was set by the Compensation Committee at or below the 50th percentile market data, except for Dr. Lindsay’s target which was set at the 60th percentile. Dr. Lindsay’s target was set higher as an additional incentive to Dr. Lindsay and based on multiple factors including Dr. Lindsay’s experience and skills, performance to date, and the Compensation Committee’s determination and recognition of the importance of Dr. Lindsay’s leadership and contribution to the Company’s progress and its efforts to achieve its corporate goals for 2010.

The Compensation Committee approved target bonus levels for 2010 in August 2010. Set forth below are the annual target bonus levels, stated as a percentage of base salary, for the following NEOs:

Mr. Maier	35%
Dr. Bombard	30%
Dr. Lindsay	40%
Dr. van den Boom	30%

Dr. Hixson’s target annual bonus is 50% of his base salary as provided for in our employment agreement with him.

If the established Company goals are attained, our Compensation Committee determines whether our Chief Executive Officer and our other executive officers have each individually performed satisfactorily to warrant a bonus payment for the year. Our Chief Executive Officer generally proposes to the Compensation Committee individual annual bonus awards for the executives who report to him. He considers individual achievements during the year and factors such as level of commitment, judgment, leadership, consistency, and other demonstrative factors. During executive session, our Compensation Committee members and other non-employee independent directors of our Board of Directors determine our Chief Executive Officer’s annual bonus. Our Chief Executive Officer’s annual bonus is determined based upon achievement of overall corporate goals as well as individual performance as determined by our non-employee independent directors in executive session.

At the beginning of 2010, our full Board of Directors, with input provided by our executive officers, established our Company goals for the year and evaluated the importance of each goal. The Compensation Committee then reviewed and considered a proposed Company-wide (including NEOs) bonus program in view of the Company goals, including proposed weighting of the various Company goals for annual bonus achievement and presented such goals and weightings to the full Board of Directors for approval.

The Company goals approved by the Compensation Committee and full Board of Directors for 2010 for purposes of annual bonus achievement included:

•	a stated goal for revenue from the genetic analysis business;

•	a stated goal for revenue from the diagnostics business;

•	a stated revenue goal from all business lines;

•	a stated percentage and dollar amount of gross margin and a stated cash burn maximum;

•	launch of next generation Rhesus D genotyping and sex determination laboratory developed diagnostic tests;

•	significant progress toward the validation and commercialization of a trisomy 21 test; and

•	completion of strategic corporate events, including a financing.

The revenue goals were stretch goals set above expectations, and challenging to meet. The Company goals were not changed during 2010. The Compensation Committee determined that the Company’s diagnostics business revenue goal, and as a consequence, the revenue goal for all business lines together, were not met, and that all other goals were met.

For 2010, the Compensation Committee determined that 85% of our Company goals were satisfied, and with consideration for overall individual performance, awarded bonuses to our named executive officers in the following amounts in February 2011:

Mr. Maier	$85,903
Dr. Bombard	$77,456
Dr. Lindsay	$110,431
Dr. van den Boom	$70,703

Based on their exceptional individual performance as determined by the Compensation Committee, Drs. Lindsay and van den Boom were awarded bonuses equivalent to approximately 99% of their target bonus level percentages. In February 2011, our non-employee independent members of our Board of Directors approved a performance bonus for Dr. Hixson for 2010 in the amount of $236,194. Dr. Hixson’s bonus was approximately 99% of his target bonus level percentage and was based on his exceptional individual performance as determined by the Compensation Committee members and our other non-employee independent members of our Board of Directors.

Equity Grants

Our stock option grants during 2010 were ISOs, and to the extent that those grants exceed the ISO limitations, NSOs were granted. All of the options granted in 2010 had exercise prices equal to the fair market value of our common stock as of the date of grant. The stock option grants to our executive officers generally vest on a monthly basis over four years, unless they are grants made in connection with the start of employment in which case such awards typically vest 25% after the first 12 months, with the remainder vesting in 36 successive equal monthly installments. As with cash incentive opportunities, in determining the equity opportunity for each of our executive officers, the Compensation Committee believes that the incentive opportunity should make up a larger portion of each executive officer’s target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for our Chief Executive Officer are generally greater than the equity awards granted to our other executive officers.

The value of prior outstanding equity awards were a factor in determining current year equity awards. Equity awards are determined by the industry data as described above, the value of the particular executive officer to our Company as a whole and to our Company’s key business initiatives, the individual performance of the individual and the individual’s contribution to Company goals. The 50th to 75th percentile range was chosen by the Compensation Committee as a desirable target range (prior to adjustment for performance considerations) for equity awards. The Compensation Committee believes that a higher benchmark target range for equity awards as compared to the target of 50th percentile for base salary and annual bonus is an extra incentive, without using the Company’s cash, for retention and to increase alignment of the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company. On average, the Compensation Committee established and approved equity grants for our executive officers that were in the middle of the target range. Dr. van den Boom’s equity grant was above the 75th percentile and was granted by the Compensation Committee as additional incentive to Dr. van den Boom to continue to perform at a high level and to lead the Company’s diagnostic research and development progress to commercial product launch.

In August 2010, the Compensation Committee granted options to purchase shares of our common stock to our senior management pursuant to our 2006 Plan. These awards were made in lieu of our typical annual equity award grants that occur during the first quarter of each calendar year and which would have normally occurred in early 2010. These awards were not made until August 2010 because of lack of available shares under the 2006 Plan prior to our June 2010 annual stockholder meeting. The NEOs received such option awards covering the number of shares set forth below:

Dr. Bombard	60,000 shares
Dr. van den Boom	75,000 shares

The Compensation Committee granted Mr. Maier restricted stock units covering 25,000 shares of our common stock in August 2010. These shares will vest in a series of four successive equal quarterly installments commencing on December 1, 2010, subject to earlier vesting pursuant to the 2006 Plan. Mr. Maier did not receive a stock option grant during 2010.

Also in August 2010, the Compensation Committee granted Dr. Lindsay three separate stock options. The first option covers 75,000 shares of our common stock and vests in a series of four successive equal quarterly installments commencing on January 1, 2011. The second option covers 60,000 shares of our common stock and will vest upon the commercialization of a trisomy 21 test. The third option covers 15,000 shares and will vest upon the launch of an age-related macular degeneration diagnostic test. Dr. Lindsay’s equity grants, in the aggregate, were above the 75th percentile and were granted by the Compensation Committee as additional incentive to Dr. Lindsay and based on multiple factors including Dr. Lindsay’s experience and skills, performance to date, and the Compensation Committee’s determination and recognition of the importance of Dr. Lindsay’s leadership and contribution to the Company’s progress and its efforts to achieve its corporate goals for 2010, including leading the Company’s diagnostic research and development progress toward commercial product launch.

In October 2010, the non-employee independent members of our Board of Directors approved fully-vested grants of options to purchase 59,520 shares of our common stock to Dr. Hixson and options to purchase 47,616 shares of our common stock to Dr. Lindsay as was required pursuant to each executive’s employment agreement, as described below under “Employment Agreements.”

During 2010 we did not time the granting of our options with any favorable or unfavorable news relating to the Company. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental. We do not currently maintain equity holding periods or stock ownership guidelines for our executive officers or Board members. We do maintain an insider trading policy that, in addition to prohibiting trading during closed window periods, prohibits such individuals from short selling our stock and using hedging instruments. Additionally, our Code of Business Conduct and Ethics prohibits employees from engaging in any transaction in which an employee would derive an economic benefit as a result of a decline in our stock price.

Other Compensation

All of our executive officers receive life and disability insurance benefits and some receive health insurance benefits under the programs that are available to all employees. During 2010, Mr. Maier and Dr. Lindsay each received cash payments in lieu of receiving a health insurance benefit. The additional compensation discussed under this section is shown in the “All Other Compensation” column of the Summary Compensation Table.

Change in Control Severance Benefit Plan

In 2007, our Compensation Committee approved and we adopted a Change in Control Severance Benefit Plan (the “Change in Control Plan”) which provides three tiers of severance benefits for designated members of senior management in the event that there is a change in control of our Company and an executive loses his or her job. In 2010 we did not make any changes to the Change in Control Plan. This Change in Control Plan was created to replace our prior change in control severance benefit plan which had expired. All of the NEOs are currently participating in the Change in Control Plan. The Change in Control Plan supersedes any similar plan, policy, or practice applicable to any participant. We believe that the change in control benefits under our Change in Control Plan are an important component of our overall executive compensation program because these benefits help us retain executive talent and, in the event of a potential change of control, allow the executives to focus on the potential transaction without concern for their personal near-term financial future and to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. The Change in Control Plan also allows us to provide a standard set of severance benefits to new and existing employees and avoids negotiation of “one-off” arrangements with individual executive officers or employees. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize their own employment. It is also important to note that the enhanced change in control benefits under our Change in Control Plan are subject to a “double trigger,” which means that an executive officer will only receive severance benefits if there is a change in control as well as a loss of his or her employment. This differs from a “single trigger” program that would provide severance benefits immediately upon a change in control. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment.

The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration for equity awards and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers, based upon several factors including the participant’s title, role, and responsibility. The tier selection for each participant is determined by either the full Board of Directors or the Compensation Committee. The Committee’s philosophy in establishing the three tiers of benefits was to provide change in control benefits to a broader group of executives than might be typical but to reduce the total amount of benefits payable under the plan, if triggered, by reducing the benefits incrementally for tier two and tier three participants and by designating a greater number of participants to tier three and tier two status. Potential benefits and payments under the Change in Control Plan are discussed in the “Post-Employment Payments” section below.

New Hire Equity Incentive Plan

In February 2010, our Board of Directors approved a New Hire Equity Incentive Plan (the “New Hire Plan”) providing for the grant of NSOs, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock awards to persons entering employment with the Company and reserved 150,000 shares of common stock for issuance under the plan. The purpose of the plan is to attract new employees to meet our personnel needs, incentivize their high performance, align employees and stockholder interests through equity ownership of our common stock and retain newly hired employees through vesting requirements. The Board of Directors has delegated administration of the New Hire Plan to the Compensation Committee, and the Committee

retains discretion in administering the plan. No awards were granted under the New Hire Plan during 2010. Generally, NSOs granted under the New Hire Plan are to be issued with an exercise price not less than the closing price of our common stock as of the grant date and vest based upon a schedule set by the Compensation Committee at the time of grant. Stock awards other than NSOs are also subject to vesting schedules set by the Compensation Committee at the time of grant. The Compensation Committee may subject any award to forfeiture provisions effective upon the employee’s termination.

Policy Regarding Tax Deductibility of Executive Compensation

We do not currently have a policy regarding the limitation of executive pay to amounts that would be deductible under Code Section 162(m). However, we believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Code Section 162(m). Section 162(m) of the Code generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.

We have taken steps to ensure that payments to executive officers under equity compensation programs meet the Section 162(m) requirements, where feasible. The Compensation Committee retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Stock options and other equity awards granted under our 2006 Equity Incentive Plan meet the requirement of Section 162(m). Historically our executive pay has been below the annual compensation limit of Section 162(m).

Non-Qualified Deferred Compensation Plan

In 2007, our Compensation Committee approved a deferred compensation plan that allows eligible executives, including our NEOs, to defer receipt of their salary and/or annual performance bonuses, and allows directors to defer receipt of their retainer and meeting fees, into bookkeeping accounts until withdrawal at a future time selected by the participant with the associated tax consequences also being deferred until the time of withdrawal (“Deferred Compensation Plan”). In 2010 we did not make any changes to the Deferred Compensation Plan.

The Deferred Compensation Plan is an additional component of our executive compensation program and provides additional tax and financial planning flexibility for eligible executive officers at low incremental cost to the Company. The Deferred Compensation Plan permits deferral of compensation into bookkeeping accounts that permit the participants to select from a range of phantom investment alternatives that mirror the gains and losses of several different investment alternatives, including our common stock. Under the terms of the Deferred Compensation Plan, participants are permitted to defer up to 100% of their annual salary, bonus or director fees until a specified date, termination of service or a specified year following termination of service, as elected by the participant at the time of deferral. Additionally, under the terms of the Deferred Compensation Plan, participants are permitted to defer restricted stock unit awards granted under our equity incentive plan. We are not required to make any contributions to the Deferred Compensation Plan and, for 2010, we did not make any contributions to the Deferred Compensation Plan. We fund the expenses for administering the Deferred Compensation Plan. Participants have our unsecured contractual commitment to pay the amount due under the Deferred Compensation Plan, which remains subject to the claims of our general creditors.

During 2010, none of our NEOs participated in the Deferred Compensation Plan.

Employment Agreements

Although it is not our policy or routine practice to enter into written employment agreements with executive officers, employment agreements are used from time to time on a case by case basis, to attract and/or to retain executives. Also, it is our routine practice to use written offer letter agreements for new hire executive officers. We currently maintain a written employment agreement with Dr. Hixson and we maintain letter agreements with Mr. Maier, Dr. Bombard, Dr. Lindsay, and Dr. van den Boom.

2011 Compensation Decisions

In accord with our Compensation Committee’s executive compensation philosophy as described above for 2010, our Compensation Committee, and in the case of Dr. Hixson our non-employee independent members of our Board of Directors, made compensation determinations for our NEOs in early 2011 as set forth below. In February 2011, our Compensation Committee approved annual salaries for our NEOs (other than Dr. Hixson) for 2011 in the amounts set forth below:

Dr. Bombard	$342,863
Dr. van den Boom	$287,375
Dr. Lindsay	$334,750
Mr. Maier	$324,450

In February 2011, our Compensation Committee approved equity grants of stock options to our NEOs (other than Dr. Hixson) in the amounts set forth below:

Dr. Bombard	62,500 shares
Dr. van den Boom	62,500 shares
Dr. Lindsay	50,000 shares
Mr. Maier	62,500 shares

In February 2011, our non-employee independent members of our Board of Directors approved an increase in Dr. Hixson’s annual salary to $489,250 effective January 1, 2011, and granted Dr. Hixson an option to purchase up to 370,000 shares of our common stock. Additionally, in February 2011, our non-employee independent members of our Board of Directors granted Dr. Hixson, and in January 2011, our Compensation Committee granted Dr. Lindsay, Dr. van den Boom, Dr. Bombard and Mr. Maier a performance based vesting restricted stock unit award covering 37,500, 15,000, 6,667, 5,833 and 3,333 shares, respectively, of our common stock, which vest based on our accomplishment of specific 2011 goals. These grants, which were made to all employees, were intended as an incentive for our executive officers with respect to our 2011 goals and in view of prior grants of performance based restricted stock unit awards granted to our executive officers and other employees in 2009, which were determined by our Compensation Committee in January 2011 to have expired unvested as a result of the Company failing to achieve its diagnostics revenue performance milestone during 2010.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our NEOs during the fiscal year ended December 31, 2010.

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
Harry F. Hixson, Jr. Chief Executive Officer	2010		475,000	—		334,502	236,194		—	6,884		1,052,580
	2009	(3)	124,148	868,500	(4)	1,061,250	—			1,979		2,055,877

Paul Maier Chief Financial Officer	2010		315,000	148,000	(9)	—	85,903		—	3,883		552,786
	2009		44,625	161,700	(6)		—			620		206,945

Allan T. Bombard Chief Medical Officer	2010		303,750	—		298,800	77,456		—	51,993	(10)	731,999
	2009		280,769	135,100	(7)	1,955,100	—			1,840		2,372,810

Ronald Lindsay Executive Vice President, R & D	2010		325,000	—		1,014,602	110,431		—	3,883		1,453,916
	2009	(3)	84,943	347,400	(8)	424,500	—			929		857,772

Dirk van den Boom Senior Vice President, R & D	2010		262,500	—		373,500	104,344	(11)	—	888		741,232

(1)	Represents the full grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below.
(2)	Represents the full grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below.
(3)	Does not include compensation earned as a non-employee director prior to appointment as an executive officer in September 2009. Amounts earned as a non-employee director prior to appointment as an executive officer are disclosed in the section titled “Board of Director Compensation.”
(4)	Represents restricted stock unit awards for 225,000 shares of common stock granted to Dr. Hixson at a fair market value of $3.86 per share on the date of grant.
(5)	Represents health insurance benefits (or for Mr. Maier and Dr. Lindsay, cash payments in lieu of health insurance benefits), life, and disability insurance.
(6)	Represents restricted stock unit awards for 25,000 shares of common stock granted to Mr. Maier at a fair market value of $3.38 per share on the date of grant and restricted stock unit awards for 20,000 shares of common stock granted to Mr. Maier at a fair market value of $3.86 per share on the date of grant.
(7)	Represents restricted stock unit awards for 35,000 shares of common stock granted to Dr. Bombard at a fair market value of $3.86 per share on the date of grant.
(8)	Represents restricted stock unit awards for 90,000 shares of common stock granted to Dr. Lindsay at a fair market value of $3.86 per share on the date of grant.
(9)	Represents restricted stock unit awards for 25,000 shares of common stock granted to Mr. Maier at a fair market value of $5.92 per share on the date of grant.
(10)	Represents retention bonus of $50,000 paid in January 2010 in accordance with Dr. Bombard’s employment agreement and $1,993 for health, life and disability insurance.
(11)	In addition to Dr. van den Boom’s 2010 annual bonus payment of $70,703, this amount includes a performance goal bonus payment made to Dr. van den Boom in August 2010 based on trisomy 21 test development milestones achieved by Dr. van den Boom during the first half of 2010.

EMPLOYMENT AGREEMENTS

We maintain an employment agreement with Dr. Hixson and we maintain letter agreements with Mr. Maier, Dr. Bombard Dr. Lindsay, and Dr. van den Boom. Base pay, and in the case of Mr. Maier and Dr. Lindsay, annual bonus targets, have been increased since these agreements were executed. The following is a summary of the key terms of those agreements:

Dr. Hixson’s Agreement

On March 13, 2010, we entered into an employment agreement with Dr. Hixson that formalized our agreement for the employment of Dr. Hixson as our Chief Executive Officer on at-will basis commencing September 28, 2009. Pursuant to his employment agreement, Dr. Hixson’s annual salary has been set at $475,000 and the target level for Dr. Hixson’s annual bonus is set at 50% of his base salary. In addition to the two stock options granted to him in October 2009, Dr. Hixson’s employment agreement provided him with the right to a stock option to be granted on or after September 28, 2010. This additional stock option has an exercise price equal to the fair market value of our common stock on the date of grant and is for a number of shares equal to the difference between 187,500 and the number determined by multiplying the fully diluted shares outstanding on the date of grant by the percentage that 187,500 shares represented of the fully diluted shares outstanding on October 21, 2009. In October 2010, our Board of Directors granted Dr. Hixson a fully-vested option to purchase 59,520 shares of our common stock pursuant to this provision. Dr. Hixson’s employment agreement also provides for participation in employee benefit plans and other fringe benefits customarily afforded the Company’s employees and executives. Dr. Hixson is entitled to certain payments in the event of the termination of his employment under certain circumstances; these payments are discussed in more detail in the “Post-Employment Payments” section below.

Mr. Maier’s Agreement

On October 21, 2009, we entered into a letter agreement with Mr. Maier pursuant to which we retained the services of Mr. Maier as our interim Chief Financial Officer on an at-will basis. Under the agreement, Mr. Maier’s annual salary has been set at $315,000 and the target level for Mr. Maier’s annual bonus is set at 30% of his base salary. Mr. Maier was also granted 25,000 restricted stock units covering shares vesting in four equal quarterly installments. Mr. Maier also receives other benefits generally provided to our executive employees. Mr. Maier is entitled to certain payments in the event of the termination of his employment under certain circumstances; these payments are discussed in more detail in the “Post-Employment Payments” section below. In June 2010 our Board of Directors appointed Mr. Maier to be our Chief Financial Officer, removing the “interim” designation from his title.

Dr. Bombard’s Agreement

We entered into a letter agreement with Dr. Bombard on January 23, 2009, pursuant to which Dr. Bombard serves as Chief Medical Officer on an at will basis, commencing January 26, 2009. Under the agreement, Dr. Bombard’s annual salary was set at $300,000 and his target bonus was set at 30% of his annual salary. Dr. Bombard also earned a $50,000 retention bonus pursuant to his letter agreement because he remained an employee in good standing through January 2010. Dr. Bombard was awarded a stock option to purchase 75,000 shares of our common stock pursuant to our 2006 Equity Incentive Plan, vesting over four years, 25% on January 26, 2010 and the balance in 36 equal monthly installments thereafter. Dr. Bombard was also awarded a stock option to purchase 30,000 shares of our common stock subject to performance vesting based on four goals related to specific research and development and publication goals. To date, the Compensation Committee has determined that three of these four goals were not and could not be accomplished, and acknowledged the cancelation of options to purchase 20,000 shares of our common stock.

Dr. Lindsay’s Agreement

We entered into a letter agreement with Dr. Lindsay on December 15, 2009, pursuant to which Dr. Lindsay served as interim Senior Vice President of Research & Development on an at-will basis. Dr. Lindsay’s annual salary was set at $325,000 and his target bonus was set at 25% of his annual salary. In addition to the stock option granted in October 2009, Dr. Lindsay’s letter agreement provided him with the right to a stock option to be granted on or after September 28, 2010. This additional stock option has an exercise equal to the fair market value of our common stock on the date of grant and is for a number of shares equal to the difference between 150,000 and the number determined by multiplying the fully diluted shares outstanding on the date of grant by the percentage that 150,000 shares represented of the fully diluted shares outstanding on October 21, 2009. In October 2010, our Board of Directors granted Dr. Lindsay a fully-vested option to purchase 47,616 shares of our common stock pursuant to this provision. In June 2010 our Board of Directors appointed Dr. Lindsay to be our Senior Vice President of Research & Development, removing the “interim” designation from his title. In August 2010 our Board of Directors appointed Dr. Lindsay to be our Executive Vice President of Research & Development.

Dr. van den Boom’s Agreement

Following his promotion to Vice President, Research & Development, we entered into a letter agreement with Dr. van den Boom on October 22, 2009. Under this agreement, Dr. van den Boom’s annual salary was set at $250,000 and Dr. van den Boom was provided two separate 25% pro-rata bonus awards contingent on the accomplishment of specified goals during the periods May 1 to December 31, 2009 and January 1 through June 30, 2010. These bonuses were in addition to his participation in our annual employee bonus plan. Dr. van den Boom was also granted an option to purchase 30,000 shares of our common stock vesting in 48 equal monthly installments and was promised an option to purchase 70,000 shares of our common stock (or restricted stock units with an equivalent value, or a combination thereof) with vesting based on the accomplishment of specific goals within a given time period. In August 2010 our Board of Directors appointed Dr. van den Boom to be our Senior Vice President of Research & Development.

POST-EMPLOYMENT PAYMENTS

We currently provide post-employment payments to our NEOs in certain limited circumstances. Payments to all of the NEOs that are made in connection with a change in control are made entirely through their participation in the Change in Control Plan. We are not obligated pursuant to any employment agreement or pursuant to the Change in Control Plan to provide any tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments provided to our executive officers are considered “parachute payments” subject to excise tax under Section 4999 of the Code.

Post-Employment Payment Discussion

All of the agreements referenced above have the following common elements:

•	No payments are made if there is a termination for cause.

•	No payments are made as a result of retirement, death or disability.

Payments under employment agreements that are not related to a change in control

Dr. Hixson. If Dr. Hixson’s employment is terminated by us or by Dr. Hixson upon giving four weeks advanced notice, Dr. Hixson is entitled to continued company paid health insurance premiums for 90 days from the termination date and a proration of any target bonus determined to be appropriate after completion of the entire target bonus year.

Payments under employment contracts that are related to a change in control

None of the NEOs receive payments under their employment or letter agreements in connection with a change in control.

Payments under the Change in Control Plan

Our Change in Control Plan provides severance benefits to designated officers following termination of employment in connection with a change in control transaction. The Change in Control Plan supersedes our prior Change in Control Severance Benefit Plan whose benefits expired in July 2007 and supersedes any similar plan, policy, or practice applicable to any participant.

The Change in Control Plan provides that following a covered termination (as defined in the Change in Control Plan to mean a termination of employment by the Company without cause or a voluntary resignation of employment for good reason, either of which occurring within the one-month period ending on the date of a change in control or 11-month period following a change in control), participants continue to receive, for a specified period based on each participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers. Under the Change in Control Plan, the total of any payments that would be considered “parachute payments” under Section 280G of the Code and subject to excise tax under Section 4999 of the Code are limited to the amount that would result in no excise tax being imposed (or, if greater, an amount in which the executive receives a net after-tax payment if the excise tax is assessed).

Tier I. Currently, only Dr. Hixson has been assigned to Tier I. As a Tier I participant, Dr. Hixson is entitled to receive salary continuation payments in an amount equal to his base salary payable for 24 months following termination, subject to a reduction during the last six months of such period for any salary he receives from other full-time employment during the 24 months following termination. Dr. Hixson is also entitled to receive a single lump-sum payment equal to 1.5 times his target bonus amount and all unvested equity awards held by him will vest immediately upon termination. We will also pay premiums for continuation of health plan coverage for 18 months following termination.

Tier II. Mr. Maier, Dr. Bombard, Dr. Lindsay, and Dr. van den Boom have been assigned to Tier II. Participants who have been assigned to Tier II are entitled to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination. Tier II participants are entitled to receive a single lump-sum payment equal to such participant’s target bonus amount and, by amendment made in 2009, all of the participant’s equity awards that utilize time-based vesting will immediately vest as to all remaining vesting installments upon termination. We will also pay premiums for continuation of health plan coverage for 12 months following termination.

Tier III. Participants who have been assigned to Tier III are entitled to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination. Tier III participants are entitled to have, by amendment made in 2009, all equity awards that utilize time-based vesting immediately vest as to the next 24 months of vesting installments upon termination. We will also pay premiums for continuation of health plan coverage for 12 months following termination.

Potential Post-Employment Payments

The table below sets forth potential payments to the NEOs currently employed by us upon termination of employment or upon termination of employment in connection with a change in control. The table reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2010.

The value of equity awards was determined using the intrinsic value (market value less exercise price) of unvested equity awards as of December 31, 2010 that would become vested as a result of such termination. The market value of our common stock used for such calculations was the closing price of our common stock on December 31, 2010 of $8.03 per share.

Name	Upon termination without Cause ($)	Upon Termination under Specified Circumstance Following a Change in Control
		Salary and Benefit Continuation Value ($)	Equity Acceleration Value ($)	Total Value ($)
Harry F. Hixson, Jr. Chief Executive Officer	none	1,338,568	2,459,250	3,797,818

Paul Maier Chief Financial Officer	none	410,703	150,563	561,266

Allan T. Bombard Chief Medical Officer	none	409,682	397,100	806,782

Ronald M. Lindsay Executive Vice President, R & D	none	407,453	1,039,200	1,446,653

Dirk van den Boom Senior Vice President, R & D	none	332,682	564,196	896,878

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to the NEOs.

Name	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards; Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards (S/sh)	Grant Date Fair Value of Stock and Option Awards (2)($)
		Threshold (#)	Target (#)		Maximum (#)
Harry F. Hixson, Jr. Chief Executive Officer	10/4/2010					59,520	(5)	$6.96	$347,621	(4)

Paul Maier Chief Financial Officer	8/3/2010		25,000	(6)		—		$5.92	$148,000

Allan T. Bombard Chief Medical Officer	8/3/2010					20,575	(3)	$5.92	$102,564	(7)
	8/3/2010					39,425	(5)	$5.92	$196,530	(7)

Ronald M. Lindsay Executive Vice President, R & D	8/3/2010					16,891	(3)	$5.92	$84,200	(7)
	8/3/2010					58,109	(5)	$5.92	$289,668	(7)
	8/3/2010					15,000	(5)	$5.92	$74,774	(7)
	8/3/2010					60,000	(5)	$5.92	$299,094	(7)
	10/4/2010					47,616	(5)	$6.96	$278,096	(4)

Dirk van den Boom Senior Vice President, R & D	8/3/2010					26,634	(3)	$5.92	$132,768	(7)
	8/3/2010					48,366	(5)	$5.92	$241,100	(7)

(1)	This column reflects the date that the Board of Directors or the Compensation Committee, as applicable, approved the grant.
(2)	Represents the full grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718.
(3)	Incentive stock option granted under 2006 Equity Incentive Plan.
(4)	The full grant date fair value of the option awards granted on October 4, 2010 to Drs. Hixson and Lindsay was determined using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 99.7%; an expected term to exercise of 7.3 years from the date of grant; a risk-free interest rate of 2.62%; and a dividend yield of 0%.
(5)	Non-qualified stock option granted under 2006 Equity Incentive Plan.
(6)	Restricted stock unit awards under 2006 Equity Incentive Plan.
(7)	The grant date fair value of the option awards granted on August 3, 2010 to Drs. Bombard, Lindsay, van den Boom, and Mr. Maier determined using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 99.9%; an expected term to exercise of 7.4 years from the date of grant; a risk-free interest rate of 2.82%; and a dividend yield of 0%.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table sets forth certain information regarding outstanding equity awards for the NEOs for the fiscal year ended December 31, 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Harry F. Hixson, Jr. Chief Executive Officer	59,520	(6)	—		$6.96	10/4/2020	225,000	(5)	1,806,750
	46,875	(1)	111,127	(1)	$3.39	10/21/2019
	—		29,498	(2)	$3.39	10/21/2019
	128,504	(3)	—		$3.39	10/21/2019
	58,996	(4)	—		$3.39	10/21/2019
	20,000	(7)	—		$3.42	5/12/2019
	20,000	(7)	—		$7.69	5/30/2018
	20,000	(7)	—		$4.58	6/22/2017
	50,000	(7)	—		$1.87	6/6/2016
	5,000	(7)	—		$3.48	6/17/2015
	5,000	(7)	—		$5.22	5/14/2014
	5,000	(7)	—		$6.15	1/10/2013
Paul Maier Chief Financial Officer	—		—		—	—	20,000	(5)	160,600
	—		—		—	—	18,750	(8)	150,563
Allan T. Bombard Chief Medical Officer	5,000	(9)	34,425	(9)	$5.92	8/3/2020	35,000	(5)	281,050
	—		20,575	(10)	$5.92	8/3/2020
	4,177	(10)(11)	9,916	(10)(11)	$23.94	1/26/2019
	31,761	(9)(11)	29,146	(9)(11)	$23.94	1/26/2019
	—		6,000	(12)	$23.94	1/26/2019
	—		10,000	(12)	$23.94	1/26/2019
	7,000	(13)	—		$3.55	5/8/2017
Ronald M. Lindsay Executive Vice President, R & D	47,616	(6)	—		$6.96	10/4/2020	90,000	(5)	722,700
	—		58,109	(14)	$5.92	8/3/2020
	—		16,891	(15)	$5.92	8/3/2020
	—		60,000	(16)	$5.92	8/3/2020
	—		15,000	(16)	$5.92	8/3/2020
	91,004	(3)	—		$3.39	10/21/2019
	58,996	(4)	—		$3.39	10/21/2019
	20,000	(7)	—		$3.42	5/12/2019
	20,000	(7)	—		$7.69	5/30/2018
	20,000	(7)	—		$4.58	6/22/2017
	40,000	(7)	—		$1.87	6/6/2016
	5,000	(7)	—		$3.48	6/17/2015
	5,000	(7)	—		$5.22	5/14/2014
	5,000	(7)	—		$8.22	5/30/2013
Dirk van den Boom Senior Vice President, R & D	—		26,634	(10)	$5.92	8/3/2020	40,000	(5)	321,200
	6,250	(9)	42,116	(9)	$5.92	8/3/2020
	11,873	(17)	14,997	(17)	$3.38	10/20/2019
	2	(18)	3,128	(18)	$3.38	10/20/2019
	5,017	(9)	4,379	(9)	$25.15	1/16/2019
	254	(10)	1,350	(10)	$25.15	1/16/2019
	6,251	(9)	1,667	(9)	$14.07	12/1/2018
	3,749	(10)	8,333	(10)	$14.07	12/1/2018
	9,208	(10)	3,792	(10)	$8.66	2/12/2018
	4,954	(10)	1,196	(10)	$4.93	7/10/2017
	13,292	(10)	3,208	(10)	$4.93	7/10/2017
	5,380	(10)	—		$2.34	4/10/2016
	375	(10)	—		$3.09	4/1/2015
	1,666	(10)	—		$7.92	4/16/2014
	2,666	(10)	—		$5.40	4/4/2013
	3,000	(10)	—		$19.14	4/3/2012
	3,333	(10)	—		$40.88	2/20/2011

(1)	Non-qualified options vesting in 12 equal monthly installments for so long as such individual is providing continuous service to us. The vesting commencement date is September 28, 2010.

(2)	Incentive stock options vesting in 12 monthly installments for so long as such individual is providing continuous service to us. The vesting commencement date is September 28, 2010.
(3)	Non-qualified options granted on October 21, 2009 that vested in 12 equal monthly installments commencing September 28, 2009.
(4)	Incentive stock options granted on October 21, 2009 that vested in 12 monthly installments commencing September 28, 2009.
(5)	Performance based restricted common stock unit grants on December 17, 2009, which shall vest upon the achievement of certain levels of diagnostics revenues.
(6)	Non-qualified option grant on October 4, 2010, which was fully-vested upon grant.
(7)	Non-qualified option grant for services as a member of our Board of Directors.
(8)	Restricted common stock unit granted on August 3, 2010, vesting over 4 quarterly installments.
(9)	Non-qualified options vesting monthly over 4 years from the grant date, except for grants subject to vesting per footnote 11.
(10)	Incentive stock options vesting monthly over 4 years from the grant date, except for grants subject to vesting per footnote 11.
(11)	New hire grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(12)	Non-qualified performance based option grants on January 26, 2009, 50% of which shall vest upon the completion of certain goals as determined by our Chief Executive Officer and our Compensation Committee. The remaining 50% shall vest one year thereafter.
(13)	Non-qualified option grant on May 8, 2007, which was fully-vested upon grant.
(14)	Non-qualified options vesting in 4 equal quarterly installments. The vesting commencement date is January 1, 2011.
(15)	Incentive stock options vesting in 4 equal quarterly installments. The vesting commencement date is January 1, 2011.
(16)	Performance based non-qualified option grant on August 3, 2010, which shall vest upon commercial launch of certain diagnostic tests.
(17)	Non-qualified options, vesting over 4 years with 1/4 vesting May 1, 2010, then equal monthly installments thereafter.
(18)	Incentive options, vesting over 4 years with 1/4 vesting May 1, 2010, then equal monthly installments thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding option exercises and stock vested for the NEOs for the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harry F. Hixson, Jr. Chief Executive Officer	—	—	—		—

Paul Maier	—	—	25,000	(1)	144,063
Chief Financial Officer	—	—	6,250	(2)	42,563

Allan T. Bombard Chief Medical Officer	—	—	—		—

Ronald M. Lindsay Executive Vice President, R & D	—	—	—		—

Dirk van den Boom Senior Vice President, R & D	—	—	—		—

(1)	Restricted stock unit awards granted on October 20, 2009, which vested over 4 quarterly installments.
(2)	Restricted stock unit awards granted on August 3, 2010, vesting over 4 quarterly installments.

OPTION REPRICINGS

We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during the year ended December 31, 2010.

PENSION BENEFITS

We do not have or sponsor any pension plans.

NONQUALIFIED DEFERRED COMPENSATION

In 2010, none of our NEOs participated in our Deferred Compensation Plan.

The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code and the Deferred Compensation Plan was amended in 2008 in order to comply with legislative changes to the Code. The Deferred Compensation Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for our directors and a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Compensation Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash director fees, base salary, cash bonus awards, stock unit awards, discretionary cash awards and any other payments designated by the Deferred Compensation Plan committee as eligible for deferral under the Deferred Compensation Plan from time to time.

Under the Deferred Compensation Plan, we provide participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited to a bookkeeping account established in the name of the participant. The participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. Elective deferrals of stock unit awards are credited to a bookkeeping account established in the name of the participant with respect to an equivalent number of shares of our common stock, and such credited shares are subject to the same vesting conditions as are applicable to the stock unit award. We may also make discretionary contributions to participants’ accounts in the future although we do not currently do so. Any discretionary contributions made by us in the future would be subject to such vesting arrangements as we may determine.

Amounts contributed to a participant’s account through elective deferrals of cash compensation or through our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed pursuant to the Deferred Compensation Plan.

At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, participants may select from a range of phantom investment alternatives that mirror the gains or losses of several different investment funds, including our common stock. Deferrals of stock unit awards under the Deferred Compensation Plan are automatically allocated to our common stock fund and may not be allocated to any other fund.

Under the Deferred Compensation Plan, we will be obligated to deliver on a future date deferred compensation credited to the participant’s account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the participant under the Deferred Compensation Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of the Company and rank in parity with other unsecured and unsubordinated indebtedness of the Company, subject to the claims of our general creditors. The Obligations are not transferable except upon death of the participant.

Payments will be distributed in the form of a lump sum payment or in up to ten annual installments upon either termination of service or a selected specified distribution date or dates, depending upon the election made by the participant at the time of deferral. If a participant’s service with us terminates prior to the selected specified distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon termination of service will generally commence at termination of service. Payment triggered upon termination of service may also commence in a specified year up to five years following the date of termination of service in accordance with the participant’s deferral election if the participant has completed at least five years of service with us at the time of termination. If a participant’s service terminates with us due to disability or the participant is receiving installment payments and becomes disabled prior to payment of all the installments, the Obligation will become immediately payable. If the participant’s service terminates with us due to participant’s death or the participant is receiving installment payments and dies prior to payment of all the installments, the Obligation will either continue to be paid in accordance with the payment schedule that applied prior to the participant’s death or will become immediately payable if so specified in accordance with the participant’s deferral election. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

A committee appointed by our Board of Directors administers the Deferred Compensation Plan. We can amend or terminate the Deferred Compensation Plan at any time, but no such action shall unilaterally reduce a participant’s account balance without his or her consent prior to the date of such action. We may adopt any amendments to the Deferred Compensation Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Deferred Compensation Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance.

BOARD OF DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2010 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Total ($)
Ernst-Guenter Afting	10,500	146,341	—	156,841
Kenneth Buechler	18,500	139,817	—	158,317
John A. Fazio	20,500	155,475	—	175,975
Richard A. Lerner	16,000	284,250	—	300,250
David Pendarvis(2)	21,750	107,196	31,937	160,883

(1)	Represents the full grant date fair value of option and restricted stock awards calculated in accordance with FASB ASC Topic 718 for awards granted during 2010.
(2)	Mr. Pendarvis elected to have 100% of his Board retainer fees for 2010 paid in restricted stock, while each of the other non-employee directors elected to have 100% of their Board retainer fees for 2010 paid in stock options.

The aggregate number of shares subject to each director’s outstanding option awards as of December 31, 2010 was as follows: Dr. Afting 95,752 shares; Dr. Buechler 68,960 shares; Mr. Fazio 113,261 shares; Dr. Lerner 136,827 shares; and Mr. Pendarvis 60,000 shares. Additionally, Mr. Fazio and Mr. Pendarvis had an aggregate of 2,253 and 7,462 shares, respectively, of vested restricted stock awards as of December 31, 2010.

We currently provide fees to our non-employee directors for their service on our Board of Directors and on the committees of our Board. The director compensation program consists of two parts, cash payments and equity payments which are provided in the form of stock options granted at fair market value. Our non-employee directors have the ability to make an election, in December of each calendar year, to have a portion or all of their retainer fees for the following calendar year paid in cash, restricted stock, restricted stock units, or stock options. The number of shares of restricted stock or restricted stock units is equal to the amount of cash that would have been received but for the election, divided by the average daily closing stock price for the month of November. The number of shares covered by the stock option is equal to the dollar equivalent value of a stock option as determined by a Black-Scholes calculation, divided into the amount of cash that would have been received but for the election. The exercise price is equal to the fair market value of our common stock on the date of grant. The restricted stock, restricted stock unit, and stock option awards are granted on the first trading day of January and vest quarterly over the calendar year subject to continued service as a director on the applicable vesting dates.

Cash Payments for Board and Committee Service

The Nominating and Corporate Governance Committee oversees non-employee director compensation. Our non-employee directors have the ability to make an election to have a portion or all of their retainer fees for the year paid in cash, restricted stock, restricted stock units, or stock options. In August 2010 the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, increases in the amount of annual retainers paid for service on the Board of Directors and the standing committees of the Board of Directors, effective as of July 1, 2010.

Cash payments to our directors are paid according to the following table.

Type of payment	Amount prior to July 1, 2010	Amount effective July 1, 2010
Annual retainer for all Directors	$25,000	$25,000
Additional annual retainer for the Chairman of the Board	$20,000	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$12,000	$17,000
Additional annual retainer for the Chairman of the Compensation Committee	$8,000	$9,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$5,000	$8,000
Additional annual retainer for the Chairman of the Science Committee	$0	$9,000
In person meeting fee for special meetings of the full Board of Directors	$1,500	$1,500
Telephonic meeting fee for special meetings of the full Board of Directors	$1,000	$1,000
Meeting fee for any special committee meeting, attended in person or by telephone	$1,000	$1,000

Special committee meetings are defined as committee meetings that do not occur in conjunction with regularly scheduled Board meetings. Directors are also entitled to reimbursement for their expenses incurred in connection with attendance of our Board of Directors and Committee meetings.

Equity Grants

In 2010, our existing non-employee directors each received annual stock option grants covering 20,000 shares. The options vest upon the earlier of the first anniversary of the grant date or the date of the next annual stockholder meeting. Each option grant has a ten year term. Additionally, in 2010, each director elected to receive non-qualified stock option grants or restricted stock awards in lieu of their board and committee chair retainer fees. The options and awards vest in four quarterly installments on the last day of each quarter of the fiscal year, subject to continued service as a member of the Board on the applicable vesting dates.

The following table sets forth the stock option grants and restricted stock awards to the non-employee directors in 2010:

Name	Stock Options	Restricted Stock
Ernst-Guenter Afting	30,752
Kenneth F. Buechler	28,960
John A. Fazio	33,261
Richard A. Lerner	56,827
David Pendarvis	20,000	7,462

Dr. Lerner was also granted a fully-vested option to purchase up to 25,000 shares of our common stock granted by the Board of Directors in June 2010 in consideration for Dr. Lerner’s past service to the Company.

In June 2010, our Board of Directors adopted a resolution providing for the exercise of vested options by our directors during the three-year period following cessation of the director’s service to the Company. The resolution applies retroactively to all prior director equity grants as well as future grants.

CERTAIN TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Audit Committee Charter, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification. Our Audit Committee will generally review the material facts with respect to any such transaction, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee may take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director would recuse himself from the deliberations and approval. Generally, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee would look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into employment agreements with certain of our officers. Please see “Employment Contracts” and “Post-Employment Payments” sections under “Executive Compensation” above.

Dr. Cantor is our Chief Scientific Officer and was a board member until June 2010 and was previously the chair and professor of the department of biomedical engineering and biophysics, and Director of the Center for Advanced Biotechnology at Boston University. We recorded product revenue for MassARRAY hardware and consumables, totaling $17,000, $141,000 and $71,000, in the years ended December 31, 2010, 2009 and 2008, respectively. We have agreements with Boston University in which Dr. Cantor participates that we paid $0.2 million, $0.4 million and $0.9 million in the years ended December 31, 2010, 2009 and 2008 respectively.

Dr. Cantor is adjunct professor in the department of bioengineering at UCSD. We recorded product revenue for MassARRAY hardware and consumables, totaling $187,000, $3,300 and $24,000 in the years ended December 31, 2010, 2009 and 2008, respectively. We have agreements with UCSD that we paid zero, $56,600, and $9,800 in the years ended December 31, 2010, 2009, and 2008, respectively.

Dr. Lerner is a member of our Board of Directors and is President of Scripps. Dr. Cantor is adjunct professor in the department of molecular biology at Scripps. For the years ended December 31, 2010, 2009, and 2008, we have recorded product revenue for MassARRAY hardware and consumables totaling approximately $86,000, $35,200 and $30,000, respectively. We have agreements with Scripps that we paid $1,500, $61,300 and $14,700 in the years ended December 31, 2010, 2009 and 2008, respectively.

Dr. Bombard is our Chief Medical Officer and is clinical professor, obstetrics and gynecology, Albert Einstein College of Medicine. For the years ended December 31, 2010, 2009, and 2008, we have recorded product revenue for MassARRAY hardware and consumables totaling approximately $89,000, $0 and $0, respectively.

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom shareholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, bank or other agent, and direct a written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Shareholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Finance Department, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Harry F. Hixson, Jr.

Chairman of the Board of Directors and Chief Executive Officer

April 25, 2011

APPENDIX A

Sequenom, Inc.

2006 Equity Incentive Plan

Approved By Board: April 10, 2006

Approved By Stockholders: May 31, 2006

Amended By Stockholders: May 29, 2008

Amended by Stockholders: June 14, 2010

Termination Date: April 14, 2021

(Adjusted to Reflect 1-for-3 reverse stock split effected June 1, 2006)

1. General.

(a) Successor to Prior Plan. This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as the successor to the Sequenom, Inc. 1999 Stock Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed, in the aggregate, the sum of (i) twelve million (12,000,000) shares, plus (ii) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (iii) the number of shares added to the reserve pursuant to subsection 3(b) (the “Share Reserve”). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan.

(b) Additions to the Share Reserve. The Share Reserve under the Plan also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the Prior Plan as of the Effective Date and (ii) but for this provision, would otherwise have reverted to, or remained available for future issuance under, the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to a Stock Award (including the stock awards transferred from the Prior Plan on the Effective Date of this Plan) are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be the number of shares of Common Stock in the Share Reserve.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million six hundred sixty-six thousand, six hundred and sixty-six (1,666,666) shares of Common Stock.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the

Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed one million six hundred sixty-six thousand, six hundred sixty-six (1,666,666) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the

Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such

Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on April 14, 2021. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease its separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Adoption Date” means April 10, 2006, the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who are Directors on the date this Plan is adopted by the Board (collectively, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; (provided, however, that if the election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office or by a majority vote of a committee comprised of such members, such new member shall, for purposes of this Plan, be considered a member of the Incumbent Board).

For Clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Sequenom, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2006 provided this Plan is approved by the Company’s stockholders at such meeting.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn) “Plan” means this Sequenom, Inc. 2006 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2011

The undersigned hereby appoints Harry F. Hixson, Jr. and Clarke W. Neumann, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on Wednesday, June 15, 2011 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, and for ONE YEAR on Proposal 4, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

— — — — — — — — — — — — — — — — — — detach here — — — — — — — —— — — — — — — — — — — —

The Board of Directors recommends a vote FOR all of the nominees for director listed below.

Proposal 1:	To elect seven directors to hold office until the 2012 annual meeting of stockholders.

☐	FOR all nominees listed below (except
as marked to the contrary below).

Nominees:	Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Richard A. Lerner, Ronald M. Lindsay and David Pendarvis

☐	WITHHOLD AUTHORITY
to vote for each nominee listed below.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 2:	To approve an amendment to the Company’s 2006 Equity Incentive Plan to (i) increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares, (ii) extend the plan’s termination date until April 14, 2021, and (iii) reapprove the plan’s performance criteria and award limits for purposes of Internal Revenue Code § 162(m).

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 3:	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote for ONE YEAR on the following Proposal.

Proposal 4:	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 5:	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.